THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”) DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THIS INVESTMENT INVOLVES A DEGREE OF RISK THAT MAY NOT BE SUITABLE FOR ALL PERSONS. ONLY THOSE INVESTORS WHO CAN BEAR THE LOSS OF A SIGNIFICANT PORTION OF THEIR INVESTMENT SHOULD PARTICIPATE IN THE INVESTMENT. (SEE “RISK FACTORS” BELOW.)

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE SALE THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

THE SECURITIES OFFERED HAVE NOT BEEN APPROVED OR DISAPPROVED BY ANY STATE REGULATORY AUTHORITY NOR HAS ANY STATE REGULATORY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Form 1-A/A Offering Circular

Regulation A Tier 2 Offering

Offering Circular

For

House Hack, Inc.

A Wyoming corporation

February 19, 2025

SECURITIES OFFERED:	7500 Series B Convertible Bonds
MAXIMUM OFFERING AMOUNT:	$75,000,000.00
MINIMUM OFFERING AMOUNT:	None
MINIMUM INVESTMENT AMOUNT:	$20,000.00 or Two (2) Series B Convertible Bonds
CONTACT INFORMATION:	Attn: Investor Relations House Hack, Inc., DBA HouseHack 8164 Platinum Street Ventura, CA 93004 IR@HouseHack.com (805) 888-0846

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than ten (10%) percent of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, Investors are encouraged to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, Investors are encouraged to refer to www.investor.gov.

House Hack, Inc. (“HouseHack” or the “Company”), was formed on June 22, 2022, as a Wyoming corporation to invest in real estate assets throughout the United States, either directly or through subsidiaries. The Company is focused on “wedge” opportunities in the real estate market. One of the Company’s strategies is to acquire “wedge” properties comprising various types of real estate including single family residences and multi-family apartment buildings. A “wedge” property is one that the Company believes (1) is under its fair market value; (2) it can add value through renovations; or (3) the value created in the property surpasses the cost of the renovations. A wedge property may also be one that is not operating at its highest and best use, including obtaining optimal rents. After acquiring these wedge properties, the Company plans to renovate them, rent them out, and then strategically sell and/or package them together into some kind of investment vehicle to sell to other investors so as to recapture capital principal and appreciation while maintaining management of the properties and tenants until the Company’s interest is fully divested. In the marketing of this capital recapture plan, the Company refers to these as “MiniFunds,” which are described further below.

The Company is also engaged in finding “wedge” opportunities in the real estate financing industry. The Company, through its EquityHack program, plans to offer solutions to qualified homeowners who are interested in accessing their home equity. EquityHack will invest into the property and provide a lump sum cash in return for a reasonable monthly interest payment back to the Company and right to a percentage of the proceeds from a future sale of the property. Through this offering circular (“Offering Circular”), HouseHack is offering (the “Offering”) exclusively to qualified investors (the “Investors”) up to seventy-five million dollars ($75,000,000.00) in convertible bonds (individually a “Bond” and collectively, the “Bonds”). The Bonds will accrue interest at an annualized rate of five percent (5%) and be issued in principal amounts of ten thousand dollars ($10,000.00). Each Bond may convert to seven thousand, one hundred, and forty three (7,143) shares of the Company’s Non-Voting Common Stock (the “Converted Shares”) at a fixed price of one dollar and forty cents ($1.40) per share (rounded up to the nearest whole share). The principal of the Bonds will be paid to Investors by the Company on December 31, 2032 (the “Maturity Date”). Beginning January 1, 2027, if the price of the Company’s Non-Voting Common Stock (the “Common Stock”) is $1.40 per share or more, the Bonds will be automatically converted to Common Stock. For the automatic conversion (the “Conversion”), if the Common Stock is publicly traded, the then-existing market price will be the price used to determine if the automatic Conversion occurs.  If private, the company will hire an independent company within 180 days of the beginning of each calendar year until maturity to perform the valuation for purposes of determining the price to trigger conversion. Beginning January 1, 2030, the Company shall have the right to pre-pay the principal amount of the Bonds.

The Offering is on a Best Efforts and ongoing basis to investors who meet the investor suitability standards as set forth herein. (See “Investor Suitability Standards” below). Persons interested in investing in the Company will subscribe for the Bonds by executing and submitting the Subscription Agreement and Investor Suitability Questionnaire, attached as Exhibit 1. The Company will offer the Bonds through its own website www.HouseHack.com (“Platform”) and through Texture Capital, Inc., (“Texture”) as a FINRA registered broker-dealer for its services in this transaction. For performing broker-dealer functions in connection with this Offering, Texture will receive up to one percent (1%) brokerage commission. HouseHack will pay any transaction fees charged to the Investor by Texture.  These fees will be paid out of Proceeds. See “Plan of Distribution” for more details.

Persons who purchase Bonds will be Bondholders of the Company and will hereinafter be referred to as “Bondholders” or in the singular a “Bondholder.” The minimum investment amount per Bondholder is Twenty Thousand Dollars ($20,000.00) for the Offering (the “Minimum Investment Amount”). Each Bond will be sold at Ten Thousand Dollars ($10,000.00). The Company does not intend to list the Bonds for trading on any exchange or other trading market (See “Description of the Securities” below.)

Sales of the Bonds pursuant to this Regulation A Tier 2 Offering will commence immediately upon qualification by the Securities and Exchange Commission (the “Effective Date”) and will terminate on the earliest of: (a) the date the Company, in its sole discretion, elects to terminate, (b) the date upon which all Bonds have been sold, or (c) exactly 12 months after the Effective Date (the “Offering Period”).

Prior to this Offering, there has been no public market for the Bonds, and none is expected to develop. The Offering price is arbitrary and does not bear any relationship to the value of the assets of the Company. The Company does not currently have plans to list any Bonds on any securities market. Investing in the Company through the purchase of Bonds involves risk, some of which are set forth below. See the section titled “Risk Factors” to read about the factors an Investor should consider prior to purchasing Bonds.

Bondholders will be subject to the terms of the Bond Agreement (See Exhibit 2, the “Bond Agreement”).

Investing in the Bonds is speculative and involves substantial risks, including risk of complete loss. Prospective Investors should purchase these securities only if they can afford a complete loss of their investment. (See “Risk Factors” below) There are material income tax risks associated with investing in the Company that prospective Investors should consider. (See “Income Tax Considerations” below.)

As of the date of this Offering Circular, the Company has engaged KoreTransfer USA LLC (“Kore”) as transfer agent for this Offering.

RULE 251(D)(3)(I)(F) DISCLOSURE. RULE 251(D)(3)(I)((F) PERMITS REGULATION A OFFERINGS TO CONDUCT ONGOING CONTINUOUS OFFERINGS OF SECURITIES FOR MORE THAN THIRTY (30) DAYS AFTER THE QUALIFICATION DATE IF: (1) THE OFFERING WILL COMMENCE WITHIN TWO (2) DAYS AFTER THE QUALIFICATION DATE; (2) THE OFFERING WILL BE MADE ON A CONTINUOUS AND ONGOING BASIS FOR A PERIOD THAT MAY BE IN EXCESS OF THIRTY (30) DAYS OF THE INITIAL QUALIFICATION DATE; (3) THE OFFERING WILL BE IN AN AMOUNT THAT, AT THE TIME THE OFFERING CIRCULAR IS QUALIFIED, IS REASONABLY EXPECTED TO BE OFFERED AND SOLD WITHIN ONE (1) YEARS FROM THE INITIAL QUALIFICATION DATE; AND (4) THE SECURITIES MAY BE OFFERED AND SOLD ONLY IF NOT MORE THAN THREE (3) YEARS HAVE ELAPSED SINCE THE INITIAL QUALIFICATION DATE OF THE OFFERING, UNLESS A NEW OFFERING CIRCULAR IS SUBMITTED AND FILED BY THE COMPANY PURSUANT TO RULE 251(D) (3)(I)(F) WITH THE SEC COVERING THE REMAINING SECURITIES OFFERED UNDER THE PREVIOUS OFFERING; THEN THE SECURITIES MAY CONTINUE TO BE OFFERED AND SOLD UNTIL THE EARLIER OF THE QUALIFICATION DATE OF THE NEW OFFERING CIRCULAR OR THE ONE HUNDRED EIGHTY (180) CALENDAR DAYS AFTER THE THIRD ANNIVERSARY OF THE INITIAL QUALIFICATION DATE OF THE PRIOR OFFERING CIRCULAR. THE COMPANY INTENDS TO OFFER THE SHARES DESCRIBED HEREIN ON A CONTINUOUS AND ONGOING BASIS PURSUANT TO RULE 251(D)(3)(I)(F). THE COMPANY INTENDS TO COMMENCE THE OFFERING IMMEDIATELY AND NO LATER THAN TWO (2) DAYS FROM THE INITIAL QUALIFICATION DATE. THE COMPANY REASONABLY EXPECTS TO OFFER AND SELL THE SECURITIES STATED IN THIS OFFERING CIRCULAR WITHIN ONE (1) YEAR FROM THE INITIAL QUALIFICATION DATE.

The Company will commence sales of the Bonds immediately upon qualification of the Offering by the SEC.

	Price to Public*	Underwriting Discounts and Commissions**	Proceeds to the Company	Proceeds to other Persons
Amount to be Raised per Bond	$10,000.00	$600.00	$9,400.00	N/A
Minimum Investment Amount (2 Bonds)	$20,000.00	$1200.00	$18,800.00
Minimum Offering Amount	None	N/A	N/A
Maximum Offering Amount (7500 Bonds)	$75,000,000.00	$1,750,000.00	$73,250,000.00

*The Offering price to Investors was arbitrarily determined by the Company.

** The Company is not using an underwriter for the sale of Bonds. The Company has retained Texture as a FINRA registered broker-dealer. Texture will receive one percent (1%) of the gross proceeds raised in this Offering. In addition to paying the 1% commission on aggregate sales the Issuer may pay Texture 5% of the gross proceeds from the sale of up to $20,000,000 in the Bonds resulting from the direct selling efforts of Texture not to exceed $1,000,000. The maximum total sales compensation payable to Texture in connection with this offering is $1,750,000. The Company will pay any transaction fees charged to the Investor by Texture.  These fees will be paid out of Proceeds. See “Plan of Distribution”.

SUMMARY OF THE OFFERING

The following information is only a brief summary of, and is qualified in its entirety by, the detailed information appearing elsewhere in this Offering. This Offering Circular, together with the exhibits attached including, but not limited to, the Bond Agreement, a copy of which is attached hereto as Exhibit 2 should be carefully read in its entirety before any investment decision is made. If there is a conflict between the terms contained in this Offering Circular and the Bond Agreement, the Bonds Agreement shall prevail, and control and no Investor should rely on any reference herein to the Bond Agreement without consulting the actual underlying document.

The Company was incorporated under the laws of Wyoming on June 22, 2022.

COMPANY INFORMATION AND BUSINESS

House Hack, Inc. is a Wyoming corporation.

The Company invests in real estate assets through throughout the United States, either directly or through subsidiaries. The Company intends to invest in “wedge” opportunities within the real estate industry. A wedge opportunity represents unrealized real estate value. The Company plans to focus on two strategies to identify and realize wedge opportunities. One strategy is to acquire wedge properties comprising various types of real estate including single family residences and multi-family apartment buildings. A “wedge property” is one that the Company believes (1) is under its fair market value; (2) it can add value through renovations; or (3) the value created in the property surpasses the cost of the renovations. A wedge property may also be one that is not operating at its highest and best use, including obtaining optimal rents. After acquiring these wedge properties, the Company plans to renovate them, rent them out, and then strategically sell and/or package them together into some kind of investment vehicle to sell to other investors so as to recapture capital principal and appreciation while maintaining management of the properties and tenants until the Company’s interest is fully divested. In the marketing of this capital recapture plan, the Company refers to these as “MiniFunds,” which are described further below.

The second strategy is the Company’s EquityHack program. The Company plans to offer solutions to qualified homeowners who are interested in accessing their home equity. EquityHack will invest into the property and provide a lump sum cash in return for a reasonable monthly interest payment back to the Company and right to a percentage of the proceeds from a future sale of the property.
MANAGEMENT	The Company is managed by its officers who report to the Company’s Board of Directors. The officers are Kevin Paffrath, McKay Thomason, and Kenneth Traynham. The Board of Directors are Kevin Paffrath, Ross Gerber, and William Stewart.
THE OFFERING

Through this Offering, the Company is offering debt issued by the Company in the form of Series B Convertible Bonds on a “Best Efforts” and ongoing basis to qualified Investors who meet the Investor suitability standards as set forth herein (See “Investor Suitability Standards”).

The Company will use the Proceeds of this Offering to acquire real estate assets as described herein. The Company will offer up to $75,000,000.00 in the Bonds.

SECURITIES BEING OFFERED

Only the Bonds will be offered through this Offering. Each Bond is being offered at a purchase price of Ten Thousand Dollars ($10,000.00). The Minimum Investment Amount for any investor is Twenty Thousand Dollars ($20,000.00) for 2 Bonds.

The Bonds will accrue interest at an annualized rate of five percent (5%) and be issued in principal amounts of ten thousand dollars ($10,000.00). Each Bond may convert to seven thousand, one hundred, and forty-three (7,143) shares of the Company’s Non-Voting Common Stock (the “Converted Shares”) at a fixed price of one dollar and forty cents ($1.40) per share (rounded up to the nearest whole share). The principal of the Bonds will be paid to Investors by the Company on December 31, 2032. The Company will pay interest due on the Bonds in equal monthly installments (the “Interest Payment”) on the twenty-first (21st) day after the end of the month (the “Interest Payment Dates”), or if any such day is not a business day, the next business day to holders of record as of the last day of the previous month. Beginning January 1, 2027, if the price of the Company’s Non-Voting Common Stock is $1.40 per share or more, the Bonds will be automatically converted to the Company’s Non-Voting Common Stock. The valuation of the Company’s Non-Voting Common Stock shall be determined in the following ways: (a) If the Company’s Non-Voting Common Stock is publicly traded on a national exchange, then the Company may convert the Bonds to the Company’s Non-Voting Common Stock if the Company’s Non-Voting Common Stock closing price has a 5-day average closing price at or above $1.40; or (b) If the Company’s Non-Voting Common Stock is not traded on a national exchange, the Board of Directors of the Company shall determine, by use of an independent third party valuator, the value of the Non-Voting Common Stock. The Company will hire such independent third-party valuator within 180 days of the beginning of each calendar year until maturity to perform the valuation for purposes of determining the price to trigger conversion. The Board will have sole discretion as to the selection of the valuating party, as well as when, and how often, to assess the value of the Non-Voting Common Stock.

Beginning January 1, 2030, the Company shall have the right to pre-pay the principal amount of the Bonds.

For a complete summary of the rights granted to Bondholders, see “Description of the Securities” below.

The Bonds are non-transferable except in limited circumstances, and no market is expected to form with respect to the Bonds.

COMPENSATION TO MANAGEMENT	The Company will not compensate its Officers for sales of the Bonds. The Company does expect to use Proceeds from this Offering for overhead expenses. See “Use of Proceeds” and “Compensation of Management” below.
PRIOR EXPERIENCE OF COMPANY MANAGEMENT	Kevin Paffrath and the other officers bring significant years of relevant experience to the Company. Please see the heading “Business Experience of the Management” for further information.
INVESTOR SUITABILITY STANDARDS

The Bonds will not be sold to any person or entity unless such person or entity is a “Qualified Purchaser”. A Qualified Purchaser includes: (1) an “Accredited Investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933 (the “Securities Act”); or, (2) all other Investors who meet the investment limitations set forth in Rule 251(d)(2)(C) of Regulation A. Such persons as stated in (2) above must conform with the “Limitations on Investment Amount” section as described below.

Each person purchasing Bonds will be subject to the terms of the Bond Agreement, a copy of which is provided in Exhibit 2.

Each person acquiring the Bonds will be required to represent that he, she, or it is purchasing the Bonds for his, her, or its own account for investment purposes and not with a view to resell or distribute the Bonds.

Each prospective purchaser of Bonds may be required to furnish such information or certification as the Company may require in order to determine whether any person or entity purchasing Bonds is a Qualified Purchaser, if such is claimed by the investor.

LIMITATIONS ON INVESTMENT AMOUNT

For Qualified Purchasers who are Accredited Investors, there is no limitation as to the amount invested through the purchase of Bonds. For non-Accredited Investors, the aggregate purchase price paid to the Company for the purchase of the Bonds cannot be more than 10% of the greater of the Purchaser’s (1) annual income or net worth as determined under Rule 501(a) of Regulation D, if purchaser is a natural person; or (2) revenue or net assets for the purchaser’s most recently completed fiscal year if purchaser is a non-natural person.

Different rules apply to Accredited Investors and non-Accredited persons. Each Investor should review Rule 251(d)(2)(i)(C) of Regulation A before purchasing the Bonds.

COMMISSIONS FOR SELLING SHARES	The Bonds will be offered and sold directly by the Company, the Officers, and employees of the Company. No commissions will be paid to the Company, the Officers, or employees for selling the Bonds.
NO LIQUIDITY	There is no public market for the Bonds, and none is expected to develop. Additionally, the Bonds will be non-transferable, except as may be required by law, and will not be listed for trading on any exchange or automated quotation system. The Company may or may not at the Company’s discretion facilitate or otherwise participate in the secondary transfer of any Bonds. Prospective investors are urged to consult their own legal advisors with respect to secondary trading of the Bonds. (See “Risk Factors” and “Description of the Securities” below.)
CONFLICTS OF INTEREST

The Officers, and in particular the CEO, owns and operates many businesses outside of HouseHack. Mr. Paffrath will continue to develop other businesses that will compete for his time and other resources. Further, these other businesses may engage in similar operations as the Company.

See “Conflicts of Interest Risks” below.

COMPANY EXPENSES

Except as otherwise provided herein, the Company shall bear all direct costs and expenses associated with the Offering and the operation of the Company, including, but not limited to, the annual tax preparation of the Company's tax returns, any state and federal income tax due, accounting fees, filing fees, independent audit reports, costs and expenses associated with the development and operation of House Hack. Any costs and expenses of the Offering paid by the Company, will be reimbursable from the proceeds of the Offering.

TREASURY DEPARTMENT CIRCULAR 230 NOTICE. TO ENSURE COMPLIANCE WITH CIRCULAR 230, INVESTORS ARE HEREBY NOTIFIED THAT: (I) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERENCED TO IN THIS CIRCULAR IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY INVESTORS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, OR THE CODE; (II) ANY SUCH DISCUSSION IS MADE IN CONNECTION WITH THE PROMOTION AND MARKETING BY THE ISSUER OF THE TRANSACTIONS OR MATTERS ADDRESSED IN THIS CIRCULAR; AND (III) INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISER.

THIS CIRCULAR HAS BEEN PREPARED FROM DATA SUPPLIED BY SOURCES DEEMED RELIABLE BY THE COMPANY AND DOES NOT KNOWINGLY CONTAIN ANY UNTRUE STATEMENT OF ANY MATERIAL FACT. IT CONTAINS A SUMMARY OF MATERIAL PROVISIONS OF DOCUMENTS REFERRED TO HEREIN. STATEMENTS MADE WITH RESPECT TO THE PROVISIONS OF SUCH DOCUMENTS ARE NOT COMPLETE AND REFERENCE IS MADE TO THE ACTUAL DOCUMENTS FOR COMPLETE REVIEW. THIS CIRCULAR IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH DOCUMENTS AS THEY MAY BE AMENDED, AND ALL DOCUMENTS RELATED THERETO, COPIES OF WHICH WILL BE MADE AVAILABLE UPON REQUEST AND SHOULD BE THOROUGHLY REVIEWED PRIOR TO PURCHASING A BOND.

FLORIDA RESIDENTS: INVESTORS WHO RESIDE IN FLORIDA ARE PROVIDED A THREE (3) DAY RIGHT OF RESCISSION OF ANY INVESTMENT TENDERED TO THE FUND AND CALCULATED FROM THE DATE OF THE SUBSCRIPTION.

NASAA LEGEND

BY ACCEPTANCE OF THIS CIRCULAR, PROSPECTIVE INVESTORS RECOGNIZE AND ACCEPT THE NEED TO CONDUCT THEIR OWN THOROUGH INVESTIGATION AND DUE DILIGENCE BEFORE CONSIDERING A PURCHASE OF THE BONDS. IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES MAY BE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER FEDERAL AND STATE SECURITIES LAWS. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

NOTICE TO NON-UNITED STATES RESIDENTS

IT IS THE RESPONSIBILITY OF ANY ENTITIES WISHING TO PURCHASE THE BONDS TO SATISFY THEMSELVES AS TO FULL OBSERVANCE OF THE LAWS OF ANY RELEVANT TERRITORY OUTSIDE THE UNITED STATES IN CONNECTION WITH ANY SUCH PURCHASE, INCLUDING OBTAINING ANY REQUIRED GOVERNMENTAL OR OTHER CONSENTS OR OBSERVING ANY OTHER APPLICABLE FORMALITIES.

BY ACCEPTANCE OF THIS CIRCULAR, INVESTORS RECOGNIZE AND ACCEPT THE NEED TO CONDUCT THEIR OWN THOROUGH INVESTIGATION AND DUE DILIGENCE BEFORE CONSIDERING A PURCHASE OF THE BONDS. THE CONTENTS OF THIS CIRCULAR SHOULD NOT BE CONSIDERED TO BE INVESTMENT, TAX, OR LEGAL ADVICE AND EACH PROSPECTIVE INVESTOR SHOULD CONSULT WITH THEIR OWN COUNSEL AND ADVISORS AS TO ALL MATTERS CONCERNING AN INVESTMENT IN THIS OFFERING.

PATRIOT ACT RIDER

THE INVESTOR HEREBY REPRESENTS AND WARRANTS THAT THE INVESTOR IS NOT, NOR IS IT ACTING AS AN AGENT, REPRESENTATIVE, INTERMEDIARY OR NOMINEE FOR, A PERSON IDENTIFIED ON THE LIST OF BLOCKED PERSONS MAINTAINED BY THE OFFICE OF FOREIGN ASSETS CONTROL, U.S. DEPARTMENT OF TREASURY. IN ADDITION, THE INVESTOR HAS COMPLIED WITH ALL APPLICABLE U.S. LAWS, REGULATIONS, DIRECTIVES, AND EXECUTIVE ORDERS RELATING TO ANTI-MONEY LAUNDERING, INCLUDING BUT NOT LIMITED TO THE FOLLOWING LAWS:

(1) THE UNITING AND STRENGTHENING AMERICA BY PROVIDING APPROPRIATE TOOLS REQUIRED TO INTERCEPT AND OBSTRUCT TERRORISM ACT OF 2001, PUBLIC LAW 107-56, AND (2) EXECUTIVE ORDER 13224 (BLOCKING PROPERTY AND PROHIBITING TRANSACTIONS WITH PERSONS WHO COMMIT, THREATEN TO COMMIT, OR SUPPORT TERRORISM) OF SEPTEMBER 11, 2001.

THE MANAGEMENT OF THE COMPANY HAS PROVIDED ALL OF THE INFORMATION STATED HEREIN.

THE COMPANY MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE COMPLETENESS OF THIS INFORMATION OR, IN THE CASE OF PROJECTIONS, ESTIMATES, FUTURE PLANS, OR FORWARD LOOKING ASSUMPTIONS OR STATEMENTS, AS TO THEIR ATTAINABILITY OR THE ACCURACY AND COMPLETENESS OF THE ASSUMPTIONS FROM WHICH THEY ARE DERIVED, AND IT IS EXPECTED THAT EACH PROSPECTIVE INVESTOR WILL PURSUE HIS, HER, OR ITS OWN INDEPENDENT INVESTIGATION.

IT MUST BE RECOGNIZED THAT ESTIMATES OF THE COMPANY’S PERFORMANCE ARE NECESSARILY SUBJECT TO A HIGH DEGREE OF UNCERTAINTY AND MAY VARY MATERIALLY FROM ACTUAL RESULTS.

FORWARD LOOKING STATEMENTS

Investors should not rely on forward-looking statements because they are inherently uncertain. Investors should not rely on forward-looking statements in this Offering Circular. This Offering Circular contains forward-looking statements that involve risks and uncertainties. The use of words such as “anticipated,” “projected”, “forecasted”, “estimated”, “prospective”, “believes”, “expects,” “plans”, “future”, “intends”, “should”, “can”, “could”, “might”, “potential”, “continue”, “may”, “will”, and similar expressions identify these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which may apply only as of the date of this Offering Circular, and the Company undertakes no obligation to publicly update or revise any forward-looking information, other than as required by applicable law.

WHERE YOU CAN OBTAIN MORE INFORMATION

An investment in the Bonds is suitable only for Investors who have the knowledge and experience to independently evaluate House Hack, Inc., its business, and prospects. This Circular contains limited information on the Company. While the Company believes the information contained in the Circular is accurate, such documents are not meant to contain an exhaustive discussion regarding the Company. The Company cannot guarantee a prospective Investor that the abbreviated nature of the Circular will not omit to state a material fact, which a prospective Investor may believe to be an important factor in determining if an investment in the Bonds is appropriate. As a result, prospective Investors are required to undertake their own due diligence of the Company, its current and proposed business and operations, the management, and financial condition to verify the accuracy and completeness of the information provided in this Circular.

EACH PROSPECTIVE INVESTOR WILL BE GIVEN AN OPPORTUNITY TO ASK QUESTIONS OF, AND RECEIVE ANSWERS FROM, MANAGEMENT OF THE COMPANY CONCERNING THE TERMS AND CONDITIONS OF THIS OFFERING AND TO OBTAIN ANY ADDITIONAL INFORMATION TO THE EXTENT THE COMPANY POSSESSES SUCH INFORMATION, OR CAN ACQUIRE IT WITHOUT UNREASONABLE EFFORTS OR EXPENSE, AS NECESSARY TO VERIFY THE ACCURACY OF THE INFORMATION CONTAINED IN THIS CIRCULAR.

Any such inquiries or requests for additional information or documents should be made in writing to us, addressed as follows: Attn: Investor Relations, House Hack, Inc., DBA HouseHack, 8164 Platinum Street, Ventura, CA 93004, or IR@househack.com.

NOTICE OF USE OF SOCIAL MEDIA FOR COMPANY

UPDATES, COMMUNICATION, AND ANNOUNCEMENTS

House Hack, Inc. hereby gives notice that it intends to post updates in at least three (3) primary locations online. These locations are open to the public and accessible with no fee. Both Investors and prospective Investors are encouraged to subscribe/follow these accounts/webpages for future Company updates and announcements as material communications and notices regarding the Company’s ongoing operations may be posted here in lieu of other forms of correspondence as permitted by applicable laws and regulations.

The 3 Primary Locations Are:

1.	The HouseHack Webpage (www.househack.com);
2.	The HouseHack YouTube Channel (www.youtube.com/@HouseHackhomes); and
3.	The HouseHack Twitter/X.com Account (www.x.com/@HouseHackhomes).

Secondary Locations, where the CEO sometimes mentions updates or commentary, which may or may not be material, include:

1.	The Meet Kevin YouTube Channel (www.youtube.com/@meetkevin);
2.	The Meet Kevin Market Live YouTube Channel (www.youtube.com/@meetkevinlive);
3.	The Meet Kevin Discord (https://meetkevin.com/discord); and
4.	The Meet Kevin Course-Member Livestreams (https://meetkevin.com).

Investors are encouraged to subscribe/follow at least one of the primary locations. The Company intends to post similar information in each of the 3 primary locations so that Investors can choose the way they would prefer to consume the information. However, secondary locations are substantially more intermittent for HouseHack updates and serve more as a questions/answers or miscellaneous commentary tool for HouseHack.

INVESTOR SUITABILITY STANDARDS

The Bonds will not be sold to any person unless they are a “Qualified Purchaser”. A Qualified Purchaser includes: (1) an “Accredited Investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933 (the “Securities Act”) and described below; or (2) all other Investors who meet the investment limitations set forth in Rule 251(d)(2)(C) of Regulation A. Such persons as stated in (2) above must conform with the “Limitations on Investment Amount” described below.

The Bonds are offered hereby and sold to Investors that are within both categories (i.e., Accredited Investors and non-Accredited Investors whose investment in the Bonds does not represent more than ten percent (10.00%) of the applicable amount). Accordingly, the Company reserves the right to reject any Investor’s subscription in whole or in part for any reason, including if the Company determines in its sole and absolute discretion that such Investor is not a Qualified Purchaser for purposes of Regulation A.

Accredited Investor

A prospective purchaser of the Bonds will qualify as an “Accredited Investor” if he, she, or the entity meets any one of the following criteria:

•	Any natural person whose individual net worth, or joint net worth with that person’s spouse or spousal equivalent, at the time of that person’s purchase, exceeds $1,000,000. For purposes of calculating net worth under this criterion:

(i)	The person’s primary residence shall not be included as an asset;
(ii)	Indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of the sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and
(iii)	Indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability.

•	Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse or spousal equivalent in excess of $300,000 in each of those years and who has a reasonable expectation of reaching the same income level in the current year.

•	Any bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934 (the “Exchange Act”); any investment advisor registered pursuant to Section 203 of the Investment Advisers Act of 1940 (the “Investment Advisors Act”) or registered pursuant to the laws of a state; any investment adviser relying on the exemption from registering with the Commission under Section 203(l) or (m) under the Investors Advisers Act; any insurance company as defined in Section 2(a)(13) of the Securities Act; any investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”) or a business development company as defined in Section 2(a)(48) of that act; any Small Business Investment Company (SBIC) licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; any Rural Business Investment Company as defined in Section 384A of the Consolidated Farm and Rural Development Act; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment advisor, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons who are Accredited Investors.

•	Any private business development company as defined in Section 202(a)(22) of the Investment Advisors Act.

•	Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, partnership, or limited liability company, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000.

•	Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 506(b)(2)(ii) of Regulation D adopted under the Securities Act.

•	Any entity in which all the equity owners are Accredited Investors.

•	Any entity, of a type not listed in the immediately preceding five criteria, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000 where “investments” for the purposes of this criterion is defined in Rule 2a51-1(b) under the Investment Company Act (17 CFR 270.2a51-1(b)).

•	Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer.

•	Any natural person who is a “knowledgeable employee,” as defined in Rule 3c-5(a)(4) under the Investment Company Act (17 CFR 270.3c-5(a)(4)), of the issuer of the securities being offered or sold where the issuer would be an investment company, as defined in Section 3 of such act, but for the exclusion provided by either Section 3(c)(1) or Section 3(c)(7) of such act.

•	Any “family office,” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act (17 CFR 275.202(a)(11)(G)-1):

(i)	With assets under management in excess of $5,000,000;
(ii)	That is not formed for the specific purpose of acquiring the securities offered; and
(iii)	Whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment.

•	Any “family client,” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act (17 CFR 275.202(a)(11)(G)-1)), of a family office meeting the requirements defined in the immediately preceding criterion and whose prospective investment in the issuer is directed by such family office pursuant to the “family office” sub-criterion (iii) above.

•	Any natural person holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the Commission has designated as qualifying an individual for accredited investor status. In determining whether to designate a professional certification or designation or credential from an accredited educational institution, the Commission will consider, among others, the following attributes:

(i)	The certification, designation, or credential arises out of an examination or series of examinations administered by a self-regulatory organization or other industry body or is issued by an accredited educational institution;
(ii)	The examination or series of examinations is designed to reliably and validly demonstrate an individual's comprehension and sophistication in the areas of securities and investing;
(iii)	Persons obtaining such certification, designation, or credential can reasonably be expected to have sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of a prospective investment; and
(iv)	An indication that an individual holds the certification or designation is either made publicly available by the relevant self-regulatory organization or other industry body or is otherwise independently verifiable.

Rule 251(d)(2)(C) “Limitations on Investment Amount”

No sale of securities may be made in this Tier II offering of Bonds that are not listed on a registered national securities exchange upon qualification, unless the purchaser is either an Accredited Investor as defined above or the aggregate purchase price to be paid by the purchaser for the Bonds (including the actual or maximum estimated conversion, exercise, or exchange price for any underlying securities that have been qualified) is no more than ten percent (10%) of the greater of such purchaser's:

(1) Annual income or net worth if a natural person (with annual income and net worth for such natural person purchasers determined as provided in Rule 501 (§ 230.501)); or

(2) Revenue or net assets for such purchaser's most recently completed fiscal year end if a non-natural person.

Each person acquiring Bonds may be required to represent that he, she, or it is purchasing the Bonds for his, her, or its own account for investment purposes and not with a view to resell or distribute the securities.

Each prospective purchaser of Bonds may be required to furnish such information or certification as the Company may require to determine: (1) whether any person or entity purchasing Bonds is an Accredited Investor if such is claimed by the Investor; and/or (2) whether any person or entity purchasing the Bonds meets the Limitations on Investment Amount as defined at Rule 251(d)(2)(C) of Regulation A.

STATE LAW EXEMPTION

As a Tier II Offering pursuant to Regulation A under the Act, this Offering is exempt from state law “blue sky” review, subject to meeting certain state filing requirements and complying with certain anti-fraud provisions, to the extent that the Bonds offered hereby are offered and sold only to Qualified Purchasers or at a time when the Bonds are listed on a national securities exchange, if at all.

RISK FACTORS

Any investment in the Bonds involves a significant degree of risk and is suitable only for investors who have no need for liquidity in this investment. When analyzing this Offering, prospective investors should carefully consider each of the following risks.

Unforeseen Changes

While the Company has enumerated certain material risk factors herein, it is impossible to know all risks which may arise in the future. In particular, investors may be negatively affected by changes in any of the following: (i) laws, rules, and regulations; (ii) regional, national, global economic factors, and/or business trends; (iii) the capacity, circumstances, and relationships of partners of the Company, the Officers and the Board of Directors; or (iv) the presence, availability, or discontinuation of business and/or tax incentives.

The Company continuously encounters changes in its operating environment, and the Company may have fewer resources than some of its competitors to continue to adjust to those changes. The operating environment of the Company is undergoing rapid changes, with frequent introductions of laws, regulations, competitors, market approaches, and economic impacts. Future success will depend, in part, upon the ability of the Company to address the needs of its Investors, sponsors, and clients by adapting to those changes and providing products and services that will satisfy the demands of their respective businesses and projects. Many of the competitors have substantially greater resources to adapt to those changes. The Company may not be able to effectively react to all of the changes in its operating environment or be successful in adapting its products, services, and approach.

INVESTMENT RISKS

The Offering Price and Minimum Investment Amount have been arbitrarily determined by the Company and do not reflect the value of the assets that have been or will be acquired by the Company.

The Offering price per Share and the Minimum Investment Amount have been arbitrarily determined by the Company and do not bear any relationship to the assets that have been or are to be acquired by the Company or any other established criteria or indicia for valuing a business. The Officers may accept or require a lesser or greater Minimum Investment Amount. In addition, the assets that are to be acquired by the Company could have a higher or lower value than the Offering price, which may result in the valuation of the Company being lower or higher than the Offering price.

Investment in the Bonds is speculative, and each investor assumes the risk of losing his, her, or its entire investment.

Investment in these Bonds is speculative, and by investing, each investor assumes the risk of losing the entire investment. Accordingly, only investors who are able to bear the loss of their entire investment and who otherwise meet the Investor Suitability Standards should consider purchasing these Bonds.

The Company’s ability to continue building its property portfolio is dependent on its ability to raise funds.

In order to execute its planned acquisition and development operations, the Company will require capital for its development expenses. The Company’s ability to commence operations is largely dependent upon its ability to raise funds through this Offering and thereby developing the business operations. Investors should be aware that there is no assurance that the Company will obtain capital investments necessary to commence operations and become profitable.

There is limited governmental review.

This Offering has been qualified by the U.S. Securities and Exchange Commission. This Offering will be exempted by state securities laws and regulators. Therefore, the Offering is largely subject to limited governmental review.

There is limited transferability of Bonds and no public market for the Bonds.

There is no public market for the Bonds, and none is expected to develop in the future. Even if a potential buyer could be found, the transferability of these Bonds may be limited. Any sale or transfer of these Bonds also requires compliance with terms in the Bond Agreement. Investors must be capable of bearing the economic risks of this investment with the understanding that these Bonds may not be liquidated by resale or redemption and should expect to hold their Bonds as a long-term investment.

The Company’s Bond Agreement requires many disputes to be settled through mandatory arbitration.

Section 7.2 of the Bond Agreement requires many disputes to be settled through mandatory arbitration. This provision does not apply to claims under U.S. federal securities laws. The mandatory arbitration provision could (1) increase the costs for an investor to bring a claim, (2) limit access to information relative to litigation, (3) discourage the bringing of claims, and (4) limit investors’ ability to bring a claim in a judicial forum that they find favorable. While there is case law supporting the enforceability of such mandatory arbitration provisions, there does appear to be a split of authority suggesting that these sorts of provisions are not always enforceable under federal and state law. To the extent Section 7.2 is ruled unenforceable, the Company would abide by such ruling.

Investors are not independently represented by the Company’s attorneys and should seek their own independent counsel.

The investors in the Company have not been represented by independent counsel with respect to this Offering. Attorneys assisting in the formation of the Company and the preparation of this Offering Circular have represented only the Company. (See “Conflicts of Interest” below.)

There is no guarantee of reaching the Maximum Offering Amount. No assurance can be provided that the Maximum Offering Amount will provide adequate working capital and/or will absolve the need for additional financing.

The Company will utilize the Proceeds of the Offering to purchase real estate assets. If the Maximum Offering Amount is not reached, the Company will not be able to maximize its acquisition power, resulting in a smaller real estate portfolio. In the opinion of the Company, if the maximum number of Bonds being offered is sold, the Company may have sufficient working capital to achieve its planned operations. However, there can be no assurance that even if the maximum number of Bonds are sold that the Company would not be required to seek alternative or additional sources of financing. The Company is not restricted in the application of the funds as provided within this Offering Circular under the caption “Use of Proceeds” below.

Terms of the Bonds may not be favorable to prospective investors.

The Company has set the terms of the Bonds in a manner which is favorable to the Company and has not tried to consider the favorability or suitability of such terms for any prospective investors.

CONFLICT OF INTEREST RISKS

The Company’s successful business model involves significant related party transactions as well as employees serving the Company as well as affiliates of the Company. There are potential for conflicts of interests.

The owners, employees, and affiliates of the Company are subject to conflicts of interest among their activities, roles and duties for other entities and the activities, roles and duties they have assumed on behalf of the Company. Conflicts exist in allocating management time, services and functions between their current and future activities and the Company. None of the arrangements or agreements described, including those relating to compensation, is the result of arm’s-length negotiations.

The Company is under significant control by one person, Kevin Paffrath.

Mr. Paffrath is the Chief Executive Officer of the Company and is the Chairman of the Board of Directors and has complete discretion on the business operations of the Company. The Officers are charged with preparing the Company’s financial reports and will have control over business operations including accounting considerations. Mr. Paffrath will select or approve all the Company’s real estate acquisitions.

Kevin Paffrath, the Company’s founder, Chief Executive Officer, and President has control over all stockholder decisions because he controls all of the Company’s voting stock.

The Company’s Voting Common Stock are the only securities of the Company that possess voting powers and management rights. As the only holder of the Company’s Voting Common Interests of capital stock, Kevin Paffrath, the Company’s founder, Chief Executive Officer, and President, will be able to exercise sole voting power and management rights of the Company. As a result, Mr. Paffrath can control the outcome of all matters submitted to the Company’s Shareholders for approval, including the election, removal, and replacement of the Company’s Board of Directors and any merger, consolidation, or sale of all or substantially all of the Company’s assets. As a Bondholder, you will not have a say in these decisions.

There is competition for Kevin Paffrath’s time among the company and his other business ventures.

Currently, Kevin Paffrath is the founder, Chairman of the Board of Directors, Chief Executive Officer, and President of House Hack, Inc., the Sponsor. He is also the Chief Executive Officer and President of The Paffrath Organization, DBA Meet Kevin; Plato’s Philosophy, LLC, DBA StockHack and StackHack; and SuitHack, LLC. The Paffrath Organization, DBA Meet Kevin provides entertainment/financial content on YouTube, Twitter/X.com, Instagram, TikTok, and other platforms. The company also provides viewers with the opportunity to purchase educational courses on various topics including real estate and finances. Plato’s Philosophy, LLC, DBA StockHack and StackHack is an SEC registered investment adviser. The company offers financial advice to clients and is the sub-adviser to The Meet Kevin Pricing Power ETF. SuitHack, LLC is in the process of applying to be a FINRA registered broker-dealer. SuitHack, StockHack, and Meet Kevin may be beneficial in partnering with HouseHack or may be detrimental. Additionally, Mr. Paffrath has other business entities formed whose business objectives are still being fully developed and established, or may never be used. Apart from these businesses, Mr. Paffrath also has other activities that may substantially compete for his time, currently, or in the future. These activities include, but are not limited to:

•	Coaching calls;
•	Creating courses or social media content, some of which may involve House Hack, Inc. properties;
•	SEC or FINRA-related inquiries, licensing, or otherwise; and
•	Personal family demands for his wife and 7 children.

Mr. Paffrath expects to continue acting in such capacity for the aforementioned various entities as well as to continue exploring other business ventures. It is foreseeable that, at certain times, the various businesses and potential opportunities will be competing for Mr. Paffrath’s time, which may have a material, negative impact on the company and your investment. There is no designated minimum or maximum time allotment of Mr. Paffrath’s time.

A conflict of interest may arise between the Company and Kevin Paffrath’s other entities.

Kevin Paffrath owns multiple business entities in addition to House Hack, Inc., DBA HouseHack that each operate within their own niche in various real estate and financial sectors. This includes, but is not limited to, The Paffrath Organization, DBA Meet Kevin (real estate brokerage, media, and educational company; Plato’s Philosophy, LLC, DBA StockHack and StackHack (an SEC registered investment adviser that provides retail investors financial advice and sub-advises The Meet Kevin Pricing Power ETF); and SuitHack, LLC (actively applying to become a FINRA registered broker-dealer); and other business entities whose business objectives are still being fully developed and established.

The Company may enlist the services of these other companies as part of its business operations. For instance, HouseHack is presently in the process of becoming a licensed real estate brokerage with Kevin Paffrath as the licensed broker. If the Company were to hire other Paffrath entities to provide real estate brokerage, investment advisory, or other business services the relationships between the Company, the Paffrath entities, and Mr. Paffrath would create a conflict of interest between the entities.

Kevin Paffrath has licensed HouseHack to be a real estate brokerage under his license in California. This could create risks.

Kevin Paffrath holds a real estate broker license in California and has licensed his current real estate brokerage, The Paffrath Organization, DBA Meet Kevin. Through his license, he has licensed HouseHack as a real estate brokerage with him as broker. This is intended to eliminate the conflict of interest of HouseHack ever using The Paffrath Organization for transactions, which could create commissions for The Paffrath Organization. Instead, HouseHack being licensed itself would enable it to receive commissions directly for transactions it writes and would allow HouseHack to join Multiple Listing Services (MLSs) directly. However, this now potentially increases the liability of HouseHack, where HouseHack becomes responsible for its own transactions, and the perceived sophistication of the Company increases in the view of tenants or other market participants. This could create a liability risk. Those risks are presently with The Paffrath Organization. However, those risks also create the potential conflict of interest of The Paffrath Organization earning commissions off of HouseHack. For example, in January of 2024, The Paffrath Organization negotiated a $200,000 commission on an acquisition of property HouseHack was making. The Paffrath Organization subsequently paid HouseHack a $200,000 referral fee. HouseHack is not aware of The Paffrath Organization earning any commission which was not subsequently paid to HouseHack as a referral fee. Now that HouseHack is licensed, it will be subject to additional liability, membership, and insurance requirements, which create risk. HouseHack may also leverage becoming a licensed real estate brokerage by signing up for a Mortgage Loan Originator (MLO) endorsement, which may also create further risks.

If Kevin Paffrath establishes additional, other investment opportunities in the future, there may be conflicts of interests among the various real estate offerings and other programs, which may result in opportunities that would benefit the Company being allocated to the other offerings.

While Kevin Paffrath does not presently expect to establish and/or sponsor additional real estate offerings and other programs, including offerings that will originate, acquire, or invest in commercial real estate equity investments and other select real estate-related assets, it is possible that Mr. Paffrath might do so.  The Company’s team of real estate professionals must determine which investment opportunities to recommend to it and other entities.  Mr. Paffrath may seek opportunities to create additional fund ventures which may compete for similar properties, and reduce fundraising for House Hack.

These additional investment opportunities may have investment criteria that compete with the Company.  If a sale, financing, investment, or other business opportunity would be suitable for more than one investment opportunity, Kevin Paffrath and the Company’s team may allocate funding to these opportunities using his business judgment.  Any allocation of this type may involve the consideration of several factors that the Company’s team determine to be relevant.  Except under any policies that may be adopted by us, no property or any investment opportunity will have any duty, responsibility, or obligation to refrain from:

•	engaging in the same or similar activities or lines of business as any other investment opportunity;
•	doing business with any potential or actual tenant, lender, purchaser, supplier, customer or competitor of any investment opportunity;
•	engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual tenants, lenders, purchasers, suppliers or customers of any investment opportunity;
•	establishing material commercial relationships with another investment opportunity; or
•	making operational and financial decisions that could be detrimental to another investment opportunity.

In addition, any decisions by the Company’s management team to renew, extend, modify, or terminate an agreement or arrangement, or enter into similar agreements or arrangements in the future, may benefit one investment opportunity more than another or limit or impair the ability of any investment opportunity to pursue business opportunities.  In addition, third parties may require as a condition to their arrangements or agreements with or related to any one particular investment opportunity that such arrangements or agreements include or not include another investment opportunity.  Any of these decisions may benefit one investment opportunity more than another.

The Company’s management team may have interests that diverge from the interests of Bondholders.

The Company is subject to conflicts of interest arising out of the Company’s relationship with the Company’s management team. The Company’s management team, including Officers, Directors, employees, or personnel, may engage in any business (including acquiring, renovating, leasing, and operating residential properties as rental properties for its own account or for other investment vehicles and investors) and may render services of any kind to any person (other than to the Company). When rendering services to others, the Company’s management team and its affiliates, Officers, Directors, employees, or personnel could make substantial profits as a result of opportunities or management resources allocated to entities or businesses other than the Company and they may have greater financial incentives tied to the success of such entities or businesses than to the Company. Such potential conflicts of interest may incentivize the Company’s management, Officers, employees, or personnel to divert business opportunities to other entities and businesses.

Conflicts of interest will exist to the extent the Company competes with the Company’s management team for other opportunities. If the Company’s interests and those of the Company’s management team are not aligned, the execution of the Company’s business and the Company’s results of operations could be adversely affected.

Kevin Paffrath operates a financial advisory service, which must disclose its relationship to HouseHack and may not lead investors to invest in HouseHack.

Kevin Paffrath operates a financial advisor business called StockHack. The advisory service is under no obligation to promote or direct funding to HouseHack and disclosed its relationship to its clients. Kevin Paffrath, or dually employed employees, may encourage clients to invest in other opportunities, which may be a risk to HouseHack. If advisors direct clients to HouseHack, there may be conflict-of-interest challenges as well.

The key personnel are not required to devote full-time to the business of the Company.

Employees of the Company are not required to devote their respective individual capacities full-time to the Company's affairs, but only such time as the affairs of the Company may reasonably require.

There is no restriction preventing the Company or its Officers and their Affiliates from competing with one another by investing or sponsoring investments similar to those of the Company.

Though they currently have no intention to do so, there is no restriction preventing the Company or any of its Affiliates, Officers, or management from competing with one another by investing in or sponsoring the formation of other enterprises similar to the Company. The Officers may make decisions for the Company that may at times favor persons other than the Company. Unless otherwise mandatorily required to the contrary by applicable law, the Company and its Affiliates, and the Officers and management are limited from any liability for investment opportunities given to other persons, including (without limitation) Affiliates.

GENERAL BUSINESS RISKS

There is reliance on key personnel to make all decisions with respect to the management of the Company, therefore, Investors will have very limited influence in the management decisions.

The Officers will make virtually all decisions with respect to the management and day-to-day operations of the Company including, without limitation, the development of the business operations and the terms of any transaction. The Bondholders will have very limited voice, if any, in the management decisions of the Company, and can exercise only a limited (if any) amount of control over the Company. The Company gives no assurance that the Company will operate at a profit or positive cash flow. The Company is dependent to a substantial degree on the continued services of the Officers. In the event of the death, incapacity or other termination of any of the Officers, the business and operations of the Company may be adversely affected. Furthermore, all transactions related to the development of the business operations will be undertaken by the Company without the Bondholders having any ability to directly affect such transactions.

The Company’s business depends on our strong reputation and the value of the Paffrath brand.

The Company believes that the Paffrath brand name symbolizes expertise in the real-estate and investment market, reliability, and efficiency. Adverse publicity (whether or not justified) relating to activities by our associates, contractors, or agents, such as accidents, customer service mishaps, or noncompliance with laws, could tarnish the Company’s reputation and reduce its ability to dispose of the Properties when the time for disposition arrives. This risk is further compounded by Mr. Paffrath’s public facing social media presence that is often criticized by other creators and commentators.

The prior performance of The Paffrath Organization, DBA Meet Kevin, HouseHack itself, and Kevin Paffrath may not predict the Company’s future results, and you will not benefit from his other business ventures.

You should not assume that the Company’s performance will be like the past performance of The Paffrath Organization, DBA Meet Kevin and/or Kevin Paffrath. The Company’s limited operating history significantly increases the risk and uncertainty when making the decision to invest in the Bonds. Additionally, HouseHack is making real estate investment decisions on a far larger and broader scale than Mr. Paffrath has done in the past with his personal holdings. Mr. Paffrath’s experience in real estate may not completely carry over to benefit HouseHack and additional, unexplored risk may be taken in which Mr. Paffrath has no prior experience. Consider as well, Mr. Paffrath has never completed a MiniFunds-style offering before (to be discussed later herein), however he has completed open-market sales.

HouseHack receives no benefit from Kevin Paffrath making videos, holding events, or selling courses related to real estate or his other business ventures, which may overlap with HouseHack and its strategies. While HouseHack believes investors may indirectly benefit from Mr. Paffrath’s relationships, events, social media, and marketing to potentially enable HouseHack to advertise at a lower cost, to acquire deals at a lower cost, or otherwise benefit from these activities, there can be no assurances that such benefits can or will be realized.

Public Statements may not be Accurate

Any comments, statements, or representations made by the Company, its representatives, or its founder, Kevin Paffrath, in public forums, including but not limited to YouTube livestreams, videos, social media posts, interviews, or any other public setting, do not amend, modify, or supersede the terms outlined in the HouseHack Circular, Certificate of Designation, or any related legal documents (e.g., subscription agreements, etc).

In the event of any conflict or inconsistency between public statements and the formal legal documents, the terms of the official, signed documents shall govern. Public statements made by the Company or its representatives are for informational purposes only and do not alter the legal terms outlined in this Circular or related documents.

Business Discretion

The Company reserves the right to alter or expand its business operations at its discretion. This may include but is not limited to:

(A)	Starting new lines of business,
(B)	Acquiring or merging with other businesses,
(C)	Investing in new industries or ventures,
(D)	Changing operational structures or strategies,
(E)	Incurring expenses for expansion or reorganization.

There is no guarantee that such changes will result in financial gain or be beneficial to the Company or the Investors. Investors acknowledge and agree that the Company’s management may make such changes as it deems beneficial for the future of the Company. The Company may choose to rebrand in the future for future marketing and business purposes including, but not limited to, changing the name of the corporate entity, internet domain names, doing business as names, etc.  Non-voting shareholders shall have no say in how and when the Company markets or promotes itself including any future rebranding or reorganization.

Strategic Flexibility

The Company’s primary focus is on real estate acquisitions and related investments. However, to ensure efficient capital deployment and risk management, the Company may allocate a portion of its capital to other asset classes when real estate opportunities are being identified or executed in a measured and strategic manner, or as the Company finds beneficial. Due to the Company’s Founder’s voting control, the strategic flexibility of HouseHack is nearly unlimited, which may present risks, especially if HouseHack strays from its core competencies.

In addition to real estate, the Company may invest in other asset classes, including but not limited to:

(A)	Public equities (stocks of publicly traded companies),
(B)	Money market funds (short-term, high-quality securities to preserve capital),
(C)	U.S. Treasuries (government Interests or other debt securities backed by the U.S. government).

These investments are intended to preserve capital and manage liquidity while the primary real estate strategy is implemented. Additionally, the Company may, at its discretion, invest in privately held companies (e.g., private equity or venture capital opportunities) or engage in public markets trading (e.g., hedge fund strategies) if deemed beneficial for maximizing Bondholder value or hedging the Company’s balance sheet. These diversified investments may carry their own risks, including market volatility, liquidity constraints, and higher risks associated with private Company investments.

Investors acknowledge that the Company’s decisions to diversify into these asset classes are made at the discretion of the Company’s management and are intended to optimize the Company’s overall financial performance. There is no guarantee of financial success or liquidity for any of these investments.

The Company’s business model is untested and could fail, resulting in a reduced Company value or even the complete loss of your investment.

HouseHack was organized on June 22, 2022 and began Phase 1 of its business operations in late 2023. As a result of the Company’s start-up status, it (i) has purchased limited properties in a limited number of locations, (ii) has just begun renting out and managing the first few properties that have completed renovations, and (iii) has and will accumulate deficits due to organizational and start-up activities, business plan development, and professional fees. There is nothing at this time on which to base an assumption that the business operations will prove to be successful or that the Company will ever be able to operate profitably. The Company’s future operating results will depend on many factors, including its ability to raise adequate working capital, availability of properties for purchase, the level of competition, its ability to attract and maintain key management and employees, and the Company’s ability to group properties into future investment vehicles to sell and recapture capital principal and potential appreciation.

The Company may sell all or some of its property portfolio to other parties, including related parties.

In line with its long-term strategy, the Company plans to explore various options for bundling properties into institutional investment vehicles. These may include the launch of a Real Estate Investment Trust (“REIT”), a Delaware Statutory Company (“DST”), or selling properties to hedge funds, pension funds, other institutional buyers, or on the open market. The Company will receive consideration for any sale or transfer of its properties. However, any sale or transfer of its properties may not be at arms-length, and the properties may not be independently appraised. Therefore there is a risk that the consideration received for sale or transfer of the properties may ultimately prove to be not as valuable to Bondholders.

If the Company is unable to successfully integrate new investments and manage its growth, the Company’s results of operations and financial condition may suffer.

The Company may expand or diversify its investment portfolio significantly, which could strain the Company’s resources if not managed efficiently. In addition, increases in the size of the Company’s investment portfolio and/or changes in the Company’s investment focus may place significant demands on the Company’s administrative, operational, asset management, financial, and other resources, which could lead to decreased efficiency. Any failure to effectively manage such growth or increase in scale could adversely affect the Company’s results of operations and financial condition. While the Company’s Founder may suggest market conditions for changing the Company’s desired acquisition profile, there can be no guarantee any such adjustment is best for the Company, and Board approval of major changes may not guarantee the best results.

The Company’s investment parameters are broad and permit the Company to make riskier investments, which, if not successful, could adversely affect the Company’s results of operations and financial condition.

The Company will identify and acquire wedge properties, as further described herein. The Company has broad discretion to determine what qualifies as a wedge property. The Company’s Board of Directors may, but is not required to, establish more detailed investment guidelines. The Officers and Board of Directors will implement on the Company’s behalf the acquisition and investment strategies it believes from time to time may be best suited to prevailing market conditions. There can be no assurance that the Officers and Board of Directors will be successful in implementing any particular strategy to the Company’s investment activities.

Any adverse changes in HouseHack’s financial position could hinder the operating performance and could materially adversely affect your investment.

To meet its financing requirements in the future, HouseHack may raise funds through equity offerings, debt financings, or strategic alliances. Raising additional funds may involve agreements or covenants that restrict HouseHack’s business activities and options. Additional funding may not be available to it on favorable terms, or at all. If HouseHack is unable to obtain additional funds, it may be forced to reduce or terminate its operations. Any inability of HouseHack to fund its operations could have a material adverse effect on your investment.

The Company may incur significant costs complying with regulations.

Acquired properties may be subject to various federal, state, and local regulatory requirements, such as state and local fire and life safety requirements. If the Company fails to comply with these various requirements, the Company might incur governmental fines or private damage awards. Furthermore, existing requirements could change and require the Company to make significant unanticipated expenditures that would materially and adversely impact the Company.

GENERAL RISKS RELATED TO REAL ESTATE

Real estate generally is illiquid, and the properties may not be easily sold.

Real estate is not readily marketable, and capital markets can tighten. Interests in private companies, including ones pursuing real estate ventures, are highly illiquid, and this lack of liquidity may limit your ability to react promptly to changes in economic or other conditions.

Real Estate Ownership and Leasing Presents Certain Risks.

An investment in the Company will be subject to the risks generally incident to the ownership of real property, including changes in national, regional and local economic conditions, changes in the investment climate for real estate investments, changes in the demand for or supply of competing properties, changes in local market conditions and neighborhood characteristics, the availability and cost of mortgage funds, the obligation to meet fixed and maturing obligations (if any), unanticipated holding costs, the availability and cost of necessary utilities and services, changes in real estate tax rates and other operating expenses, changes in governmental rules and fiscal policies, changes in zoning and other land use regulations, environmental controls, acts of God (which may result in uninsured losses), and other factors beyond the control of the Company. Any negative change in the general economic conditions in the United States or the area where the Properties are located could adversely affect the financial condition and operating results of the Company.

The Company also will be subject to those risks inherent in the ownership of income-producing real property, such as occupancy, operating expenses, and rental schedules, which in turn may be adversely affected by general and local economic conditions, the supply of and demand for properties similar to the Properties, the financial condition of tenants and sellers of properties, zoning laws, federal and local rent controls, and real property tax rates. Certain expenditures associated with real estate equity investments are fixed (principally mortgage payments, if any, real estate taxes, and maintenance costs) and are not necessarily decreased by events adversely affecting the income from such investments. The ability of the Company to meet its obligations will depend on factors such as these and no assurance of profitable operations can be given.

As described in this Circular, it is expected that the properties will be rented to third-party tenants. Tenants may not have the same interest as an owner in maintaining a property and its contents and do not participate in any appreciation in the value of the property. Accordingly, tenants may damage a property and its contents, and may not be forthright in reporting damages or amenable to repairing them completely or at all. A property may need repairs and/or improvements after each tenant vacates the premises, the costs of which may exceed any security deposit provided by the tenant when the property was originally leased or rented.

The Company may be required to expend a substantial amount to maintain, renovate, or refurbish a property. Failure to do so may materially impair the property’s ability to generate cash flow. Additionally, the effects of poor construction quality will increase over time in the form of increased maintenance and capital improvements. Even superior construction will deteriorate over time. There can be no assurance that a property will generate sufficient cash flow to cover the increased costs of maintenance and capital improvements. Even if a tenant does not mistreat a property, needed repairs due to ordinary course wear and tear, general maintenance and general capital expenditure costs could also require significant expenditures.

Owning and renting real estate can expose the Company to unexpected costs.

As a landlord and property owner, the Company is subject to various costs under applicable laws, including, but not limited to, compliance with local zoning and building codes, limitations on and conditions to evictions, potential liability for personal injuries at the applicable property or otherwise, real estate tax obligations, compliance with regulations relating to the protection and disposition of consumer credit information and compliance with the duties generally owed by landlords to tenants under the laws of the jurisdictions where the applicable property is located. From time to time, legal proceedings may be pending or threatened against or involving us arising out of the ordinary course of business, which can result in substantial monetary and non-monetary sanctions or judgments. To the extent that tenants or other third-parties bring personal injury or other claims against us, as the owner and operator of a property, the Company will incur expenses related to litigation and potential settlements or damages

Increasing property taxes, HOA fees, and insurance costs may negatively affect results of properties.

Property taxes and the costs of insuring the applicable property is a significant component of our expenses. Properties are subject to real and personal property taxes that may increase as tax rates change and as the Properties are assessed or reassessed by taxing authorities. Short-term rental revenue, or other revenue in general, may also be subject to special, local city-license taxes. Although the leases may assign the responsibility for property taxes to the tenants, the Company ultimately responsible for payment of the taxes to the applicable government authorities. If real property taxes increase, expenses will increase. Some states impose tenancy tax that may be passed on to renters in the form of an additional charge to monthly rent. If tenants fail to pay any such taxes, the applicable taxing authority may place a lien on the real property and the real property may be subject to a tax sale.

In addition, a portion of the properties may be located within homeowners’ associations (“HOA”s) and will be subject to HOA rules and regulations. HOAs have the power to increase monthly charges and make assessments for capital improvements and common area repairs and maintenance. Property taxes, HOA fees, and insurance premiums are subject to significant increases, which may be outside of our control. If the costs associated with property taxes, HOA fees and assessments, or insurance rise significantly, and the property manager is unable to increase rental rates due to market conditions, rent control laws, or other regulations to offset such increases, your investment could be materially, adversely affected.

The HOAs may from time to time enact onerous or arbitrary rules that restrict the Company’s ability to restore, market, lease, or operate the properties or require it to restore or maintain such properties. Some HOAs impose limits on the number of property owners who may lease their homes, which, if met or exceeded, would cause the Company to incur additional costs to sell properties and opportunity costs from lost rental income. Furthermore, the properties may have tenants who violate HOA rules and incur fines for which the Company may be liable as the property owner and for which the Company may not be able to obtain reimbursement from the tenant. Additionally, the governing bodies of the HOAs in which a property is located may not make important disclosures about the property or may block the Company’s access to HOA records, initiate litigation, restrict the ability to sell a property, impose assessments, or arbitrarily change the HOA rules. Several states have enacted laws that provide that a lien for unpaid monies owed to an HOA may be senior to or extinguish mortgage liens on properties.

Uninsured losses relating to real property or excessively expensive premiums for insurance coverage could reduce the Company’s cash flows and the return on investment.

There are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution, or environmental matters, that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Insurance risks associated with potential acts of terrorism could sharply increase the premiums the Company pays for coverage against property and casualty claims. Additionally, to the extent the acquisition of a property was financed, the lender may insist that the Company purchase coverage against flooding as a condition for providing mortgage loans. Such insurance policies may not be available at reasonable costs, which could inhibit the Company’s ability to finance or refinance the properties if so required. In such instances, the Company may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. The Company may not have adequate coverage for such losses. If any of the properties incur a casualty loss that is not fully insured, the value of the assets will be reduced by any such uninsured loss, which may reduce the value of investor interests. In addition, other than any working capital reserve or other reserves the Company may establish, the Company has no additional sources of funding to repair or reconstruct any uninsured property. Also, to the extent the Company must pay unexpectedly large amounts for insurance, it could suffer reduced earnings that would result in less cashflow.

Environmental, Health and Safety.

The presence of hazardous substances or toxic waste has adversely impacted real estate values in the United States. The failure to comply with present or future environmental regulations by the Company could result in the imposition of fines. Compliance with these regulations could require the Company to acquire costly equipment or to incur other significant expenses.

If any hazardous materials are found at the Company’s properties in violation of law, the Company may be held liable for all cleanup costs, fines, penalties and other costs. This potential liability will continue after the Company sells the properties and may apply to hazardous materials present within the properties before the Company acquired the properties. If losses arise from hazardous substance contamination that cannot be recovered from a responsible party, the financial viability of the Properties may be substantially affected. In extreme cases, the properties (and hence the Bonds) may be rendered worthless, or the Company may be obligated to pay cleanup and other costs in excess of the value of the properties.

Environmental issues on the Company’s properties may make it difficult to obtain financing for the properties despite the fact that the Company will generally be required to indemnify the lender for all environmental losses.

Strict Liability for Toxic and Hazardous Materials. Federal, state and local laws impose liability on a landowner for releases or the otherwise improper presence on the premises of hazardous substances. This liability is without regard to fault for, or knowledge of, the presence of such substances. A landowner may be held liable under federal law for hazardous materials brought onto the property before it acquired title and for hazardous materials that are not discovered until after it sells the property. Similar liability may occur under applicable state law. If any hazardous materials are found at any time within any portion of any of the Properties in violation of law, the Company may be liable for all cleanup costs, fines, penalties and other costs.

Risk of Mold Contamination.

Mold contamination has been linked to a number of health problems, resulting in recent litigation by residents seeking various remedies, including damages and ability to terminate their leases. No assurance can be given that a mold condition will not arise in the future, with the risk of substantial damages, legal fees, and remediation costs. It is unclear whether any mold claims would be covered by the customary insurance policies obtained for the Company.

Valuations, appraisals, and inspections of the properties may be inaccurate.

Some of the Company’s properties may have been appraised by third-party licensed appraisers, focusing primarily on the property’s market value based on after renovation values. For properties that have not been appraised, the Company relies on internal valuation methods, which may be less precise and not verified by independent parties. Even where third-party appraisals have been conducted, the methodologies used involve subjective judgments, and appraisers may not consider certain factors or future risks, leading to potential discrepancies in actual market value upon sale. As such, the results should be viewed as estimates rather than guaranteed values.

Some properties the Company acquires or sells may have defects unknown to the Company, especially in cases where third-party inspections have not been conducted. These defects could significantly reduce the value of such properties. In some instances, properties may be acquired or sold by the Company without any inspection at all. Additionally, the Company’s evaluation of potential rent value for a property may decline or be entirely inaccurate, especially in the context of changing market forces. HouseHack’s current tenant criteria include a 700-credit score and an income of 2.5 times the monthly rent, but verification of this information may sometimes be inaccurate, and tenant qualifications may change over time and exceptions may be made on a case-by-case basis.

Given these limitations, investors should not place undue reliance on any appraised or internally estimated property values, as both are subject to significant market fluctuations, tenant performance, and unforeseen economic conditions.

RISKS RELATED TO THE COMPANY’S PROPERTIES

Properties may be subjected to, or become liable for, claims for construction defects, negligent performance of work or other similar actions by third parties engaged by the Company or applicable property manager.

The Company’s management team may hire and supervise third-party contractors to provide construction, engineering, and various other services for the properties. As a result, the Company may assume liabilities in the course of the project and be subjected to, or become liable for, claims for construction defects, negligent performance of work, or other similar actions by third parties the Company have engaged. Adverse outcomes of disputes or litigation could negatively impact the Company’s financial condition, particularly if the Company’s management team has not limited the extent of the damages to which the property may be liable or if its liabilities exceed the amounts of the applicable insurance. Moreover, tenants and third-party customers may seek to hold the Company accountable for the actions of contractors because it has disclaimed liability as a legal matter.

Additionally, the Company may be exposed to additional risks of collection in the event of a bankruptcy or insolvency. Similarly, a contractor may file for bankruptcy or commit fraud before completing a project on a property. In the event that one or more of the contractors involved does not, or cannot, perform as a result of bankruptcy, or for another reason, the Company may be responsible for cost overruns, as well as the consequences of late delivery. In the event that the Company’s management team has not accurately estimated the costs associated with any contract, the Company may be exposed to losses arising from lost rent and depletion of applicable reserves.

The Company will depend on its tenants for revenue from leases, and any tenant failure to pay rent under the lease will adversely affect the Company’s operations and financial performance.

The financial performance of the properties will depend on the performance of the tenants and their payment of rent under their leases. If the tenants default or become unable to make rental payments when due, or decides not to renew the leases or decide to terminate the leases, this could result in a significant reduction in rental revenues and losses to the Company.

Tenants or other guests at the Company’s properties may suffer an injury on the premises and bring a lawsuit against the Company.

Tenants or other guests may be injured on the Company’s properties, which may result in a lawsuit against the Company, regardless of fault. It will be solely up to the Company to determine what insurance policies to purchase to cover the Company properties. These insurance policies may or may not provide adequate coverage to cover any lawsuits brought against the Company. In the event that damages are awarded against the Company and the insurance policy is inadequate, the Company may have to pay the outstanding balance of the judgment. This could impact the financials of the Company and negatively impact the value of the Bonds.

The Company may enter into long-term leases with tenants in certain properties, which may become below-market rentals over time.

The Company may enter into long-term leases with tenants of certain properties or may include renewal options that specify a maximum rental rate increase. These leases generally provide for rent to increase over time; however, if the Company does not accurately judge the potential for increases in market rental rates, it may set terms at levels that are below the then-prevailing market, even after contractual rent increases. Moreover, the Company may have no ability to terminate those leases or to adjust the rent to then-prevailing market rates.

The costs of property management can be unexpected and excessive.

At this time, HouseHack has elected to perform property management with internal teams. As the Company grows, additional employees or contractors may be needed, resulting in additional payroll and operational costs. While the Company’s property manager will manage renovations and significant repairs and maintenance issues, the Company will nevertheless depend on its tenants for certain recurring home maintenance tasks, including certain landscaping tasks, such as, but not limited to, keeping any lawns watered and in good condition. In addition, in the event that a tenant goes into default under a lease or becomes subject to eviction proceedings, such tenant may choose to cease maintaining the property, and the Company may become responsible for fines levied by an HOA or municipality for failure to meet local ordinances along with incurring additional renovation costs or diminution in the value of the property.

The Company may sell its properties at any time, which may adversely impact the Company’s operations and/or the value of the Bonds.

Sales of one or more properties will reduce the availability of rental income for future interest payments. Investors may never receive any increased value of their investment from the sale of the Company’s properties. Bondholders will have no say in the acquisition or disposition of properties.

The Company’s due diligence of potential properties may not reveal all of the risks associated with those properties and may not reveal other weaknesses in the properties, including misleading or fraudulent misrepresentations by sellers, which could lead to investment losses.

When evaluating potential properties, the Company’s management team will conduct due diligence that it believes to be reasonable for the properties and will rely on resources available to it and, in some cases, an investigation by third parties. The Company cannot assure you that the Company’s management team’s due diligence process will uncover all relevant facts or misleading or fraudulent representations from sellers of the properties, which could negatively impact the value of the properties and their ability to generate rental income. Additionally, there may be instances where the Company’s management team performs limited or no due diligence of properties based on the necessary timeline to close a deal and acquire said property within certain time, location, and resource constraints.

Developing Accessory Dwelling Units (“ADUs”) in states like California may expose HouseHack to longer construction timeframes, amplifying legal, construction, and market risk.

HouseHack may apply for ADUs on properties it acquires with sufficient space. This could reduce the desirability of properties from tenant’s perspectives and lower the potential rental value of the attached building. It also exposes HouseHack to more city or governing-body scrutiny. The actual construction process of ADUs may also be complicated by unforeseeable events. HouseHack may acquire land to foster speculative development builds and potentially invest in expanded operations such as future single-family, build-to-rent development. This could create risk for the Company. The Company is presently in the process of developing two (2) approved ADUs, which may take more capital than the Company expects, and may purchase land on which to build a house and ADU for rental purposes. The Company or its Founder have never purchased raw land.

The leases on a property may not be renewed on favorable terms.

Properties could be negatively impacted by deteriorating economic conditions and weaker rental markets. Upon expiration or earlier termination of leases on these properties, they may not be released or, if released, the terms of the renewal or reletting (including the cost of required renovations or concessions to tenants) may be less favorable than current lease terms. In addition, poor economic conditions may reduce the tenants’ ability to make rent payments under their leases. Any of these situations may result in extended periods during which there is a significant decline in revenues, or no revenues generated by these properties. Additionally, if market rental rates are reduced, property-level cash flows would likely be negatively affected as existing leases renew at lower rates. If the rental rates upon such renewal or reletting are lower than expected, your investment could be materially affected.

Delays in obtaining new tenants for the Company’s vacant properties will impede the Company’s ability to grow and acquire additional properties and may reduce income available to the Company.

A property may incur a vacancy either by the continued default of a tenant under its lease or the expiration of the lease. The property manager, which may be an internal employee or external contractor, may have difficulty obtaining a new tenant for any vacant property for a variety of reasons, including, without limitation, force majeure events, competitive pressures, property inhabitability or desirability, or its own mismanagement issues. Vacancies in properties will impede the Company’s ability to grow and acquire additional properties and may reduce the income required to pay interest on the Bonds. In addition, because a property’s market value depends partially upon the cash flow generated by its lease, the resale value of properties with prolonged vacancies could suffer, which could further reduce the Company’s ability to fulfill its obligations under the Bonds.

The Company’s Founder also has specific desires for how properties are to be managed. These requests or demands may be unfavorable to tenants, which could lead to instability when properties are first acquired. For example, the Founder generally requires 12-month leases, 700-credit scores, and 2.5x income. For shorter, month-to-month leases, which some tenants find desirable, the Company’s Founder prefers to charge a higher rent. This could create an adjustment period for properties, which could create losses, or it may be unrealistic to require. The Company frequently utilizes the California Association of REALTOR’S® legal forms and contracts, however these forms may update with terms that are undesirable for the Company. There is an equal risk of using non-standard REALTOR® forms in states it is not licensed or do not have access to such forms. The Company is technically a licensed real estate brokerage and REALTOR® (member of REALTOR® association).

The Company may incur significant indebtedness, which may expose the Company to the risk of default under the Company’s debt obligations, limit the Company’s ability to obtain additional financing, or affect the value of the Bonds.

The Company may incur significant additional debt to finance future property acquisitions. Payments of principal and interest on borrowings may leave the Company with insufficient cash resources to meet the Company’s cash needs or make the required interest payments to holders of the Bonds. The Company’s level of debt and the limitations imposed on the Company by the Company’s debt agreements could have significant adverse consequences, including the following:

•	the Company may be unable to borrow additional funds as needed or on favorable terms, which could, among other things, adversely affect the Company’s ability to capitalize upon acquisition opportunities or meet operational needs;
•	the Company may be unable to refinance the Company’s indebtedness at maturity or any refinancing terms may be less favorable than the terms of the Company’s refinanced indebtedness;
•	increases in interest rates could increase the Company’s interest expense for the Company’s variable interest rate debt;
•	the Company may be unable to hedge floating rate debt, counter parties may fail to honor their obligations under any hedge agreements the Company enter into, such agreements may not effectively hedge interest rate fluctuation risk, and, upon the expiration of any hedge agreements the Company enter into, the Company would be exposed to then-existing market rates of interest and future interest rate volatility;
•	the Company may be forced to dispose of properties, possibly on unfavorable terms or in violation of certain covenants to which the Company may be subject;
•	the Company may default on the Company’s obligations and the lenders or mortgagees may foreclose on properties or the Company’s interests in the entities that own the properties that secure their loans and receive an assignment of rents and leases;
•	the Company may violate restrictive covenants in the Company’s loan documents, which would entitle the lenders to accelerate the Company’s debt obligations;
•	the Company’s default under any loan with cross-default provisions could result in a default on other indebtedness;
•	the Company may plan to mortgage select properties individually or as a portfolio in order to obtain additional funds to expand the overall portfolio owned by the Company;
•	the Company’s leverage ratios may also negatively impact the value of the Bonds; and
•	interest rates on any loans of lines of credit that the Company establish could drastically fluctuate over time, resulting in inconsistent debt requirements that may materially, adversely affect the Bondholders’ investments.

Any loans on a Company property may be refinanced or sold at higher interest rates and for other terms that are materially less favorable to a Bondholder.

Any loans on a property may be periodically refinanced. Such refinance or sale could result in a change in the key terms of the debt, including the interest rate, term, amortization schedule (including interest-only period, if any), and other characteristics. Any new lender may also place additional covenants on the terms of the debt. A change in debt terms could lead to higher debt service and related costs and could adversely impact the return on your investment. Bondholders will not be able to prevent or limit the terms of any debt or any refinancing.

High interest rates and/or unavailability of suitable mortgage debt may make it difficult for the Company to finance or refinance a property or properties, as applicable.

It is possible that any loan on a Company property may need to be refinanced by a mortgage or other indebtedness prior to maturity. The Company may be unable to refinance any loan, mortgage, or other indebtedness prior to maturity, or refinance on favorable terms, or at all, including as a result of increases in interest rates or a decline in the value of the property or properties, as applicable. If principal payments due at maturity cannot be refinanced, extended, or repaid, the Company’s management team may have to dispose of the property or properties on terms that would otherwise be unacceptable to it, or the Company may be forced to allow the mortgage holder to foreclose on the property or properties, as applicable. The payment of interest payments are also subordinate to mortgage debt. The Company currently has no mortgage debt, but that could change, increasing risks for Bondholders.

Mortgage debt obligations increase the risk of foreclosure or sale of the note as a non-performing loan, which may materially and adversely affect your investment.

Incurring mortgage and other secured debt obligations increases the risk of property losses because defaults on indebtedness secured by the property may result in the sale of the note as a non-performing loan or in foreclosure actions initiated by lenders and ultimately loss of the property securing any loans that are in default. For U.S. federal income tax purposes, a foreclosure on any property that is subject to a non-recourse mortgage loan would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds the Company’s tax basis in the property, the Company would recognize taxable income on foreclosure but would not receive any cash proceeds.

A prolonged economic slowdown, a lengthy or severe recession, or declining real estate values could harm the Company’s operations. Real estate markets are unpredictable.

The Company’s investments may be susceptible to economic slowdowns or recessions, which could lead to financial losses in the Company’s investments and a decrease in revenues, net income, and assets. An economic slowdown or recession, in addition to other non-economic factors such as an excess supply of properties, could have a material negative impact on the values of, and the cash flows from, both residential and commercial real estate properties, which could significantly harm the Company’s revenues, results of operations, financial condition, and business prospects. It may even trigger the “Economic Extensions” section of the Company’s 2024 Convertible Bond Agreement, extending the Company’s previously issued maturity of these Bonds by up to an additional 2 years.

In the future, the Company may choose to self-insure its real estate.

Self-insuring may increase short-term cashflows, but could create substantial capital risks. The Company does not self-insure real estate at this time, but may do so in the future. This could create sudden shocks to the Company balance sheet and cash flows.

RISKS RELATED TO THE COMPANY’S EQUITYHACK PROGRAM

The Company’s EquityHack Program is interconnected with the value of the real estate properties underlying the Company’s investments. Therefore, all the risks related to real estate described herein will apply to the EquityHack Program as well.

The Company cannot dictate when a future sale of a property underlying an EquityHack investment occurs. Therefore, the Company cannot predict when any EquityHack investment will be returned to the Company.

The Company is receiving a right to share in proceeds of a future sale of the property. The decision to sell the property lies with the property owner, and not the Company. The Company will not have the right to sell a property underlying an EquityHack investment. Therefore, when the property owner decides to sell (or decides not to sell) may not align with the Company’s interests.

A property owner could sell their property underlying the EquityHack investment during a slow and unfavorable market resulting in the Company receiving no proceeds from its share of the equity.

If a property’s value has declined to the extent that the amounts owed on the property exceed the value of the property, the property is said to be “underwater”. If any properties underlying an EquityHack investment become underwater, all equity is erased, and the Company’s would not receive any proceeds from the sale of the property.

The Company may make investments in properties that are at a greater loan-to-value (LTV) ratio than traditional market ratios.

The Company is committed to finding wedge opportunities in real estate financing. The Company may identify a property that is already financed at a LTV ratio that exceeds what traditional market investors would consider. Pursuant to its underwriting criteria, the Company may invest in a property that already has liens on the property in excess of 80-90% of the property’s value. Further, the Company may invest in a property in excess of 100% of the property’s value. If the national or local real estate market slows or shows less demand resulting in lower real estate prices, there is a greater risk the properties underlying the EquityHack investment that have high LTV ratios will be underwater and a greater risk that there would be no equity proceeds to the Company in the event of a sale of the property.

While the Company will have lien on the property underlying an EquityHack investment, there is a risk that the Company will not see a return on its investment.

The Company’s investment will be in the form of a loan requiring the property owner to make monthly interest payments to the Company and a security interest to the Company in the form of a lien on the property. If the property owner fails to make required payments, the Company may foreclosure on the property. The Company’s lien on a property underlying an EquityHack investment may be subject to other liens with greater seniority and priority than the Company’s lien. If the foreclosed property is subject to liens that are senior to the Company’s lien, there is a risk that there will be no proceeds from a sale of the property to be directed to the Company.

EquityHack investments are not guaranteed.

The Company will have legal rights and avenues to enforce its investment contract, but these legal rights and avenues do not include a guarantee of repayment, a guaranteed sale of the property, or a guaranteed return on the Company’s investment.

All rights to sell the property underlying the EquityHack investment is with the property owner, not the Company. Therefore, future sales of the property may not maximize the property’s value underlying the EquityHack investment.

A significant return on an EquityHack investment is the participation in the proceeds of the sale of a property. There is inherent unpredictability in the real estate markets, real estate values, and the desires of the property owner. A property owner may cause a future sale of a property at a time when the real estate market is not in demand and prices are lower. In that event, the Company’s share of the proceeds from any sale of the property would not result in an amount if the sale took place during a time when real estate is in greater demand.

Mortgage rates are fluid. The fluctuation of mortgage rates can make EquityHack investments appear to be favorable and less favorable.

If mortgage rates fluctuate to lower rates, property owners may have additional avenues to access the equity in their properties. The Company expects to manage its EquityHack programs and investment terms to be enticing to property owners, but if interest rates drop, property owners will have more choices to refinance their properties. If owners of properties subject to an EquityHack investment are enticed to refinance with another party, the Company may not share in equity proceeds that it would have expected had the owner waited for the property to appreciate further.

The EquityHack program is a new strategy for the Company and is subject to any risks associated with a startup organization.

The Company has successfully engaged and executed on its strategy of acquiring wedge properties. However, the wedge opportunity identified in the EquityHack program is a new strategy. The Company expects to address growth issues and new challenges. If the Company cannot successfully address and overcome these challenges, the financial results of the Company may be adversely affected.

Evaluations of the property and the owners will be conducted by in-house teams.

In using in-house teams, the Company has proven to be successful at evaluating and appraising properties resulting in the acquisition of wedge properties. The Company expects to continue to use in-house personnel to evaluate properties including equity analysis and credit-worthiness. The Company will use data available to it in making EquityHack investments, and the Company’s valuation methods and conclusions may differ from methods used by others. The Company may not require credit-checks on a property owner, and the Company may invest in properties that are already subject to senior liens, including liens that exceed 80-100% LTV. The Company may value certain criteria or characteristics of a property or owner that other organizations may not value in the same way. These methods, evaluations, or conclusions may prove to be inadequate for certain properties or owners, and if so, the financial results of the Company may be adversely affected.

DILUTION

Each Bond may convert to seven thousand, one hundred, and forty three (7,143) shares of the Company’s Non-Voting Common Stock at a fixed price of one dollar and forty cents ($1.40) per share (rounded up to the nearest whole share). Therefore in a fully subscribed offering, the Bonds issued could be converted into 53,572,5000 shares of Non-Voting Common Stock.

In addition, the Company has previous issued warrants that, if exercised, would result in the Company issuing an additional 712,500 shares of Non-Voting Common Stock.

The Company also previously issued unsecured convertible bonds, described as the Series A Convertible Bonds. These Series A Bonds were issued in 2024 in the principal amount of $10,835,000.00 and accrue interest at five percent per annum. The Series A Bonds convert to Non-Voting Common Stock at a rate of $1.40 per share.

There is no voting power associated with the Bonds, and the Non-Voting Common Stock issued as a result of conversion do not have any voting power. Therefore, there is no voting power with Bonds or Converted Shares to be diluted. Mr. Paffrath owns and controls all voting common stock of the Company.

PLAN OF DISTRIBUTION

The Bonds will not be sold to any person unless they are a “Qualified Purchaser”. A Qualified Purchaser includes: (1) an “Accredited Investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933 (the “Securities Act”); or (2) all other Investors who meet the investment limitations set forth in Rule 251(d)(2)(C) of Regulation A. Such persons as stated in (2) above must conform with the “Limitations on Investment Amount”. For further information please see the heading entitled “Investor Suitability Standards’ above.

How to Invest

Subscription Agreement

All investors will be required to complete and execute a subscription agreement. Subscriptions shall be submitted electronically at the Portal. Generally, when submitting a subscription agreement electronically, a prospective investor will be required to agree to various terms and conditions by checking boxes and to review and electronically sign any necessary documents. Investors may pay the purchase price for your Bonds by check, ACH, credit card, or wire of your subscription purchase price in accordance with the instructions in the subscription agreement. All checks should be made payable to “House Hack Inc.” The Company reserves the right to schedule when and where closings will occur. Once a subscription has been submitted and accepted by the Company, an investor will not have the right to request the return of its subscription payment. It is expected that settlement will occur on the same day as each closing date.

By completing and executing the subscription agreement an Investor will also acknowledge and represent that the Investor has received a copy of this Circular, that the Investor is purchasing the Bonds for the Investor’s own account and that the Investor’s rights and responsibilities regarding its Bonds will be governed by the Bond Agreement included as an exhibit to the Circular.

Broker-Dealer Compensation

The Offering will be made through general solicitation, direct solicitation, and marketing efforts whereby Investors will be directed to the Portal to invest. The Company has engaged Texture Capital, Inc. (“Texture”), an independent FINRA broker-dealer to support the Bond sales.

The Company shall pay to Texture, in cash, an amount equal to 1% of the gross proceeds for a maximum of $750,000 from all amounts raised in this offering. In addition to paying the 1% commission on aggregate sales the Company may pay Texture 5% of the gross proceeds from the sale of up to $20,000,000 in Bonds resulting from the direct selling efforts of Texture not to exceed $1,000,000. The maximum total sales compensation payable to Texture in connection with this offering is $1,750,000. The Offering is conducted on a best-efforts basis. Texture is not purchasing or selling any Bonds offered in this Offering. No commissions or any other remuneration for the Bonds sales will be provided to the Company, the Officers, or Directors, relying on the safe harbor from broker-dealer registration set forth in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended. The Company will also pay Texture an $8,000.00 non-refundable due diligence fee, and a FINRA filing fee estimated at $11,750.00, in connection with the Offering.

In connection with the Offering, Texture has agreed to: 1) review Investor information, including compliance with rules, regulations, and guidelines associated with Know-Your-Customer requirements and Anti-Money-Laundering requirements; 2) review Investor subscription agreements and confirm compliance with accredited investors rules; and 3) consult on strategy and marketing for the Offering. Texture will keep all Investor information confidential and not disclose any Investor information to a third party unless required by regulatory agencies or as part of the services it provides.

USE OF PROCEEDS

The Company hereby reserves the right to change the anticipated or intended Use of Proceeds of this Offering as described in this Section and as described elsewhere within this Offering Circular.

Proceeds from this offering will support ongoing operations as described below in “Description of the Business”. Proceeds may be used for property acquisitions, and strategic growth initiatives, including renovations and bundling properties for future institutional or retail sales. A significant portion of the proceeds is expected to be allocated to the acquisition of distressed or undervalued properties in high-demand markets. These properties will undergo renovations and improvements designed to increase their value and rental potential, with the goal of packaging and bundling them for future institutional or retail sales. Property-related expenses such as broker fees, closing costs, title reports, recording fees, and legal fees will also be covered by the proceeds. The Company is also considering development, building, and/or improvement of the Company’s existing real estate properties, which may include construction of ADUs. Proceeds of the Offering will likely also go towards continuing development of the EquityHack program. EquityHack provides a solution where the Company would provide a lump sum amount in exchange for reasonable repayment terms and a percentage of any future sale or refinancing of the property.

In line with its long-term strategy, HouseHack plans to explore various options for bundling properties into institutional investment vehicles. These may include the launch of a Real Estate Investment Trust (“REIT”), a Delaware Statutory Company (“DST”), or selling properties to hedge funds, pension funds, other institutional buyers, or on the open market. A portion of the proceeds will be allocated to the legal, regulatory, and marketing costs associated with structuring these vehicles. This is part of the Company’s broader goal of recapturing principal and potential appreciation from its real estate portfolio as it scales. Also part of its long-term strategy, the Company may seek to expand its operations by acquiring ownership positions in entities that would align with the Company’s interests and/or increase the Company’s ability to facilitate real estate transactions for itself and others.

Proceeds will also be used for general working capital needs to support the Company’s day-to-day operations, including legal and accounting fees, property management expenses, and administrative overhead. Ultimately, Mr. Paffrath will decide how the Company uses the proceeds from the Offering.

HouseHack may also use proceeds to compensate key employees, officers, and potentially directors of the Company. Although Kevin Paffrath, the Company’s CEO, has not received any salary to date, other than the Company covering his health insurance benefits, and has thus far covered the costs of his private plane for business use from funding outside of HouseHack, future compensation or expenses related to the Company’s founder may change at any time without advance notice. This includes employee salaries, bonuses, and potential stock-based compensation designed to incentivize and retain talent critical to the Company’s success.

Although Offering expenses are expected to be minimal, the Company will also allocate a portion of the proceeds toward administrative expenses related to the Offering. These expenses include third-party audit fees, cap table management, and electronic signing and subscription software. Additionally, funds will be used for Know Your Customer (KYC) and Anti-Money Laundering (AML) compliance, as well as the accreditation verification process for investors. The Company will pay any transaction fees charged to the Investor by Texture.  These fees will be paid out of Proceeds. HouseHack reserves the right to cancel and refund an investor’s investment prior to the issuance of Bonds. However, once Bonds are issued, no refunds will be available to investors.

DESCRIPTION OF THE BUSINESS

House Hack, Inc., DBA HouseHack was incorporated in the State of Wyoming on June 22, 2022. The Company has commenced operations, hired full-time employees, and purchased properties. The Company’s strategy is to locate and capitalize on “wedge” opportunities within the real estate market. A wedge opportunity represents unlocked value in a real estate asset. The Company believes wedge opportunities can be found in the acquisition and financing segments of the real estate market. The Company has already executed several successful acquisitions of wedge properties, and will continue to acquire, renovate, lease (both short, medium, and long-term rentals), manage, operate, selectively leverage, and opportunistically sell, directly or through subsidiaries, single-family residential rental properties (“SFRs”), multi-family rental properties (“MFRs”), commercial properties, and raw land in the United States.

The Company believes that wedge opportunities can be found in the real estate financing market. The Company is creating its “EquityHack” program to provide financing solutions to existing homeowners. Through the EquityHack program, the Company will invest in properties that will allow their owners to unlock equity in their property. The Company will loan property owners a negotiated amount in exchange for principal repayment, payment of a reasonable interest rate, and a portion of the proceeds from any sale of the property.

Acquisition of Wedge Properties

The Company has a team that regularly reviews available real estate in various markets each week and also uses innovative artificial intelligence software intended to assist in identifying wedge properties. A “wedge property” is one that the Company believes is under its fair market value or one for which it is able to add value through renovations or where the value created in the property surpasses the cost of the renovations. A wedge property may also be one that is not operating at its highest and best use, including obtaining optimal rents. House Hack, Inc. cannot guarantee any fair market value assessment will be correct. The Company seeks to purchase these wedge properties, renovate them, rent them out, and then strategically sell and/or package them together into some kind of investment vehicle to sell to investors so as to recapture capital principal and appreciation while maintaining management of the properties and tenants until the Company’s interest is fully divested. In the marketing of this capital recapture plan, the Company refer to these as “MiniFunds”. This strategy may be subject to entirely separate regulatory approval and this Offering does not imply that MiniFunds are possible or will succeed. Market sales may also be utilized in lieu of MiniFunds, which may increase exit costs.

The Company, at some point, seeks to strategically develop and build rental properties.  The Company operates under the direction of the Company’s Officers and Board of Directors, the members of which are accountable to the Company and the Company’s shareholders. The Officers and Board of Directors will manage the acquisition and dispositions of the Company’s properties. Although the intention is to acquire SFRs and MFRs, the Board may use discretionary authority to decide which types of real estate may be acquired including commercial and raw land. While the Company was incorporated in June 2022, the Company has only actively purchased, renovated, and rented real estate since August 2023.

In traditional SFRs and MFRs investing, there are challenges to build tailored, yet diversified, SFR and MFR portfolios covering multiple markets to create attractive risk-adjusted long-term returns.

•	It is hard to source and acquire properties remotely (in multiple states). This generally requires strong knowledge of local markets.

•	Investing at scale requires a network of agents, rehabilitation teams, and property managers.

•	Investors have limited, low-cost, traditional financing options (e.g., Fannie Mae places limitations on investment properties).

•	Significant capital and infrastructure is required to acquire and manage an SFR and MFR portfolio at scale.

•	The purchase process alone involves numerous discrete steps such as sourcing and underwriting properties, selecting a property, making an offer, negotiating and signing a purchase and sale agreement, providing an earnest money deposit, applying for a mortgage, completing an HOA application, if applicable (and ensuring that HOA regulations permit the home to be rented), selecting a property manager and negotiating a property management agreement, selecting an insurance provider and negotiating the terms of insurance, coordinating inspections and appraisals, selecting a lender and negotiation loan terms when necessary, coordinating repairs to the property, scheduling closing and document review, signing closing documents, and finally taking possession of the property.

The Company aims to simplify real estate investing by eliminating barriers to entry and simplifying Investors’ participation in the SFR and MFR market by providing an efficient alternative to direct investing (avoiding the need to be on title, secure a mortgage, deal with agents, supervise rehabilitation teams and property managers, and address ownership and tenancy issues). However, it should be distinguished that Investors in the Bonds are not receiving equity in real estate company that is expected to issue dividends as is typically provided in normal real estate holding companies. Instead, Investors are participating in a Company that seeks to create a system in which it acquires and renovates properties at what it believes to be below market prices, renovate them, efficiently manage them, and repackage them into various investment vehicles so that the interests in said properties can be sold either publicly on an exchange or privately to various groups, including hedge funds and pension funds, in order to recapture initial capital along with potential appreciation, if any. Public sales are also an option, especially after the Company becomes eligible for 1031-exchanges to repeat the wedge process in a potentially tax-efficient manner. This investment is highly speculative and illiquid as Investors will most likely not be provided with a method to sell their Bonds or their Converted Shares (if any) until a potential market is created for the purchasing and selling of the Bonds or Converted Shares , if ever. The Company’s goals and vision are tenuous and may very well fail. Investors should carefully evaluate the Company and only proceed once they fully understand the speculative risks involved.

Given HouseHack’s recent start, the Company has limited its real estate diversification to just two western states as it scales, with the majority of its holdings in California. While this helps localize resources, it limits the diversification goal of the Company at this time. The Company’s Founder has substantial expertise investing in California. However, while the Founder believes stricter development standards in more politically left-leaning states is beneficial to the Company due to restricted inventory / restricted new development, there can be no guarantee of this. Rent control or other anti-landlord friendly policies may restrict the growth of HouseHack, and the Founder’s suggestions that these are advantageous to the Company are mere opinions, which may or may not be true. The same is true for the Founder’s opinions on market conditions. There can be no guarantee that a “flood” of new construction will depress rents in Florida, Texas, or otherwise, which could affect valuations in those regions. This may not be true and may be a missed opportunity. The Company does intend to expand to these regions in the future, however the timing of such expansion is predicated on the leadership of the Company’s Founder, the best interpretation of market conditions and opportunities, and the success of Phase 2. With additional fundraising, the Company may expand to the Mountain West, Midwest, Northeast and/or South within the contiguous United States.

HouseHack’s plans for Phase 2 of its business operations is to recapture capital principal and appreciation by bundling and selling its property holdings through various investment vehicles. This plan is very uncertain and risky. If the Company is unable to find a way to bundle its properties into an investment vehicle, which is described and marketed as the Company’s current “MiniFund” plan, such as a syndication, partnership, real estate investment trust (“REIT”), or a Delaware statutory Company (“DST”), then it will have limited ways of recapturing its principal and potential appreciation of its renovated properties, meaning it will not be able to liquidate its properties and continue investing in more real estate without raising additional capital, further diluting the Company’s share value. This MiniFund Phase 2 plan is untested and has no track record to rely on for success. While the Company is hopeful that this plan will succeed, there is a risk that it may not, and the Company’s growth and value will be severely limited, thereby impacting Bondholders’ investments. The Company may utilize market sales, should the Company find it beneficial to do so, though this may create additional costs.

EquityHack

A significant component of the Company’s wedge strategy is its EquityHack program. The Company believes that wedge opportunities can be found in the financing of real estate assets. Currently there are millions of real estate owners that have a great deal of equity in their real estate, and wish to unlock that equity. The EquityHack program provides a solution where the Company would provide a lump sum amount in exchange for reasonable repayment terms and a percentage of any future sale or refinancing of the property.

EquityHack plans to engage homeowners who may not have access to traditional methods of financing real estate such as bank re-financing or home equity lines of credit. The Company has a team of professionals who will work with homeowners to find an innovative and flexible solution of their funding needs. The EquityHack program will provide clear information to its customers about the homeowners’ equity and EquityHack’s offer.

The Company’s team of professionals will review all applications prior to investment. EquityHack’s evaluation will include the location of the property, the estimated value of the property, the applicant’s abilitity to repay the terms of the investment, and the amount of equity the property owner has in the property. EquityHack will make investments into single family homes, condos and townhomes, as well as multi-family properties.

Through EquityHack, the Company will loan a principal amount to a qualified property owner. The Company will negotiate loan terms which will include a principal amount and reasonable interest payments. The Company will receive a secured interest on the property and a right to share in the proceeds of any future sale or refinancing of the property.

EquityHack will receive a contract right to share in the future sale of the property. The decision to sell or refinance a home will remain with the homeowner. Further, demand for housing, or lack thereof, drives prices of real estate and causes the housing markets to rise and fall. Therefore, there is not a specified or guaranteed return to HouseHack. However, the Company will secure its investment with a lien on the property.

DESCRIPTION OF PROPERTY

Since inception, the Company has acquired 23 properties, including 20 SFRs and 3 MFRs. The aggregate acquisition purchase price was $38,857,122. The Company has invested $1,579,103.64 into renovations on 21 of its properties. The properties are 100% leased as of the date of this Circular. Currently, the properties are wholly owned by the Company and not subject to any mortgage debt.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations for the six-month period ended June 30, 2024 (the “2024 Interim Period”), and the six-month period ended June 30, 2023 (the “2023 Interim Period”) should be read in conjunction with our unaudited consolidated financial statements and the related notes included in this report.

Overview

House Hack, Inc. (the “Company”) is a corporation organized on June 22, 2022 under the laws of Wyoming. The company has been formed to invest, directly or through subsidiaries, in real estate assets throughout the United States. The Company is focused on acquiring single family residences (“SFRs”) and multi-family residences (“MFRs”) where the Management believes that the property in priced less than properties in the same areas -- “wedge” properties. However the Company may invest opportunistically invest in other types of real estate properties. The company's headquarters are in Ventura, California

Operating Results

For the periods ended June 30, 2024 and 2023, the Company generated $744,031 and $0 in revenue, respectively. In 2024, the Company’s real estate assets began generating rental income. During the same periods, the Company had $2,252,336 and $444,871 in operating expenses, respectively. Operating expenses includes depreciation, property related costs and general operations including payroll and consulting. The Company had $24,989 and $507,065 in other income, consistent of interest and dividends on the Company’s treasury investments, partially offset by interest expense in 2024. For the periods ended June 30, 2024 and 2023, the Company had a net income (loss) of ($1,483,316) and $62,194.

Liquidity and Capital Resources

As of June 30, 2024, our Company had cash or cash equivalents of $449,705 and short-term investments (consisting primarily of government bonds) of $9,904,957.

In November 2023, the Company initiated a Regulation A offering at $1.00 per share. In 2023, the Company issued 15,211,338 shares of non-voting common stock pursuant to the offering for gross proceeds of $15,211,338. As of December 31, 2023, the Company had a subscription receivable of $460,934 in connection with the offering, which was received in 2024.

During the six months ended June 30, 2024, the Company repurchased 10,000 shares for $10,000.

As of June 30, 2024 and December 31, 2023, the Company had $6,712 and $31,887 in proceeds, which were returned to investors who did not satisfy obligations to qualify for the Regulation A offering. These amounts are included as other current liabilities in the balance sheets.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has commenced planned principal operations, and we plan to incur significant costs in pursuit of its capital financing plans, and has generated revenues but no profits since inception. As of June 30, 2024, the Company has an accumulated deficit of $2,019,928, cash of $449,705 and short-term investments totaling $9,904,957. The Company’s plans below are believed to alleviate substantial doubt.

Management Plans

The Company’s ability to continue as a going concern for the next twelve months following the date the financial statements were available to be issued is dependent upon its ability to utilize the proceeds from investments received to date, obtain additional capital financing sufficient to meet current and future obligations and deploy such capital to produce profitable operating results. The Company may also choose to hold assets and wait for strategic opportunities. No assurance can be given that the Company will be successful in these efforts.

As of the date of issuance of these financial statements, management expects that its cash and cash equivalents, and short-term investments will be sufficient to fund its operating expenses, and capital expenditure requirements for at least one year from the date these financial statements are issued. The Company is also due funds from the Company’s founder totaling $752,249, which are expected to be used to fund operational expenses.

Plan of Operation.

The Company plans to continue to identify and acquire a significant amount of wedge properties to add to its current real estate portfolio.

A “wedge property” is one that the Company believes (1) is under its fair market value; (2) it can add value through renovations; or (3) the value created in the property surpasses the cost of the renovations. A wedge property may also be one that is not operating at its highest and best use, including obtaining optimal rents. After acquiring wedge properties, the Company renovates them, rent them out, and then strategically sell and/or package them together into some kind of investment vehicle to sell to other investors so as to recapture capital principal and appreciation while maintaining management of the properties and tenants until the Company’s interest is fully divested. In the marketing of this capital recapture plan, the Company refers to these as “MiniFunds,” which are described further below.

Since inception, the Company has acquired 23 properties, including 20 SFRs and 3 MFRs. The aggregate acquisition purchase price was $38,857,122. The Company has invested $1,579,103.64 into renovations on 21 of its properties. The properties are 100% leased as of the date of this Circular. Currently, the properties are wholly owned by the Company and not subject to any mortgage debt.

Trend Information

The Company has a limited operating history and began to generate revenue from operations this year. The Company believes that real estate market will continue to be strong and represent a valuable investment strategy for the Company. The Company creates its value by investing in wedge properties. The Company continues to monitor industry trends such as interest rates, inventory, and new legislation such as ADU laws in California.

Recently, the State of California has enacted legislation aimed at encouraging development of ADUs. These secondary units on built on existing properties and can offer sources of income for the homeowner. Development of ADUs is relatively affordable because there are no land costs and reduced infrastructure requirements.

The Company’s business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions. A host of factors beyond the company’s control could cause fluctuations in these conditions, including but not limited to: recession, downturn or otherwise; government policies surrounding tenant rights; local ordinances where properties reside as a result of the coronavirus pandemic; travel restrictions; changes in the real estate market; and interest-rate fluctuations. Adverse developments in these general business and economic conditions could have a material adverse effect on the company’s financial condition and the results of its operations.

The following discussion of our financial condition and results of operations for the fiscal years ended December 31, 2023 and December 31, 2022 should be read in conjunction with our financial statements and the related notes included herein.  This discussion contains forward-looking statements reflecting the company’s current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors.

Overview

The company is a corporation organized on June 22, 2022 under the laws of Wyoming. The company has been formed to invest, directly or through subsidiaries, in real estate assets throughout the United States. The company intends to focus its acquisitions on SFRs and MFRs where our Management believes that the property in priced less than properties in the same areas -- “wedge” properties. However, the company may invest opportunistically invest in other types of real estate properties. The company's headquarters are in Ventura, California.

As of December 31, 2023, the company has generated minimal revenue. The company’s activities since inception have consisted of formation activities, capital raising activities and initial investments in real estate. As the company continues to expand its principal operations, it will incur significant additional expenses and require deployment of significant capital. The company is dependent upon existing capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including but not limited to failing to secure additional funding to operationalize the company’s planned operations or failing to profitably operate the business.

 Operating Results

For the year ended December 31, 2023, the company earned rental income of $7,197 as compared to $0 for the period from June 22, 2022 (“Inception”) to December 31, 2022.

Total operating expenses for the year ended December 31, 2023 were $1,543,764 consisting primarily of other operating expenses that includes salaries and consulting fees of $987,665, sales and marketing fees of $224,609, and rent of $36,000. Operating expenses also included property related expenses of $31,327, depreciation expenses of $25,100 and other general and administrative expenses of $239,063. For the period June 22, 2022 (inception) until December 31, 2022, other operating expenses were $202,851.

The company’s operating expenses rose significantly in 2023 due to the company transitioning from its passive fundraising phase to its active investment phase. The company began searching for and acquiring investment properties in June 2023. From June through September 2023, employees from The Paffrath Organization worked with House Hack, Inc. during this investment property search phase. House Hack reimbursed The Paffrath Organization for wages and expenses paid from June through September 2023. Beginning October 1, 2023, those employees transferred to the company and became full-time House Hack employees in order to oversee the growing portfolio of properties. Costs also increased due to the renovation and management costs related to the properties.

As a result, the company sustained a loss from operations of $1,536,567 for the year ended December 31, 2023 compared to a loss from operations of $202,851 for the period from June 22, 2022 (inception) until December 31, 2022.

Total other income (expense) for the year ended December 31, 2023 was $1,144,557 compared with $58,249 for the period from June 22, 2022 (inception) until December 31, 2022. The other income for the fiscal year ended December 31, 2023 was comprised primarily of interest income of $1,060,027 generated predominately from short-term investments in US treasury bills, accrued interest and amortized discount of treasury bills held to maturity. During the period from June 22, 2022 (inception) until December 31, 2022, the company received $58,249 in total other income predominately from interest from government notes.

As a result of the foregoing, for the year ended December 31, 2023 and for the period from June 22, 2022 (inception) until December 31, 2022, the company experienced a net loss of $392,010 and $144,602, respectively.

Liquidity and Capital Resources

As of December 31, 2023, our company had cash or cash equivalents of $15,001,359 compared to the prior year ended December 31, 2022 of 3,089,331.

The company has incurred losses since inception and has received minimal revenue, the company has raised funds through the following equity issuances:

•	August 2022 and September 2022, the company sold 1,000,000 shares of Voting Common Stock for $1,000,000 to Kevin Paffrath, see “Item 5. Interest of Management and Others in Certain Transactions” below for additional information.

•	From September 2022 through March 2023, the company sold units consisting a of a share of Non-Voting Common Stock and warrant coverage for $1 per unit in Regulation D offering. The warrant coverage was a sliding scale ranging from 55% (or a warrant to purchase .55 of a share of Non-Voting Stock) to 0%.In October 2022, the company issued 269,000 shares of Non-Voting Common Stock to an entity owned by its founder in exchange for certain software and intellectual property.

•	From November 2023 through December 2023, the company sold 15,211,338 shares of Non-Voting Common Stock in a Regulation A offering for gross proceeds of $15,211,338.

•	From February 2024 through May 2024, subsequent to exercise date of the warrant, the company also raised funds in a private placement under Regulation D for shares of Non-Voting Common Stock, offered at $2.00 per share. Through June 30, 2024, the company has issued 1,224,490 shares of Non-Voting Common Stock for gross proceeds of $2,448,980.

•	In April 2024, the company called for warrant exercises related to the Company’s Regulation D Offering. Holders of the warrants had 60 days to exercise the warrants at $1.00 per share of non-voting common stock. As of May 2, 2024, the Company issued 5,199,184 shares of Non-Voting Common Stock for gross proceeds of $5,199,184.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has only recently commenced planned principal operations, and we plan to incur significant costs and usage of capital in pursuit of our plans, and have not generated significant revenues or any profits since inception. As of December 31, 2023, the Company has an accumulated deficit of $536,612, cash of $15,001,359 and short-term investments totaling $13,889,447. The Company’s plans below are believed to alleviate substantial doubt.

Management Plans

The Company’s ability to continue as a going concern for the next twelve months following the date the financial statements were available to be issued is dependent upon its ability to utilize the proceeds from investments received to date, obtain additional capital financing sufficient to meet current and future obligations and deploy such capital to produce profitable operating results. The Company may also choose to hold assets and wait for strategic opportunities. No assurance can be given that the Company will be successful in these efforts.

As of the date of issuance of these financial statements, management expects that its cash and cash equivalents, and short-term investments will be sufficient to fund its operating expenses, and capital expenditure requirements for at least one year from the date these financial statements are issued. The Company is also due funds from the Company’s founder totaling $752,249, which are expected to be used to fund operational expenses.

Trend Information

The company began accumulating real estate starting in August 2023. The company purchased $6,805,764 in real estate from that period until December 31, 2023. In the first six months of 2024, the company purchased approximately $28.9 million in real estate. As of June 30, 2024, the company is receiving approximately $181,000 a month in revenue from its real estate purchases compared to $4,477 for the month of December 2023.

Our property operating costs will increase with additional acquired properties for real estate taxes, utilities and insurance but we expect that will be partially offset by additional rental income.

The company has benefited from increased rental income during 2024 as set forth above, while experiencing a reduction of investment interest income. We expect this trend to continue. The company will utilize invested capital, which will result in decreased interest income, in order to buy properties.

The company’s business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions. A host of factors beyond the company’s control could cause fluctuations in these conditions, including but not limited to: recession, downturn or otherwise; government policies surrounding tenant rights; local ordinances where properties reside as a result of the coronavirus pandemic; travel restrictions; changes in the real estate market; and interest-rate fluctuations. Adverse developments in these general business and economic conditions could have a material adverse effect on the company’s financial condition and the results of its operations.

EXECUTIVE OFFICERS

Officers of the Company

Name	Position	Age	Approximate Hours per week
Kevin Paffrath	Chief Executive Officer, Chief Financial Officer and President	33	Full Time
Kenneth Traynham	Chief Legal Officer, Treasurer, and Secretary	33	Full Time
McKay Thomason	Chief Operating Officer	24	Full Time

Board of Directors of the Company

Name	Date Appointed
Kevin Paffrath, Chairman	June 22, 2022
Ross Gerber	June 22, 2022
William Stewart	June 22, 2022

Business Experience of Management

Kevin Paffrath, Founder, Chairman of the Board, Chief Executive Officer, and President

Kevin Paffrath is the Founder, Chairman of the Board of Directors, Chief Executive Officer, Chief Financial Officer, and President of House Hack, Inc., DBA HouseHack. Mr. Paffrath has over a decade of experience within the real estate industry. At age 18, Mr. Paffrath became a real estate agent and at 19, bought his first home. Two years later, Mr. Paffrath became a real estate broker and opened his own brokerage firm under The Paffrath Organization, DBA Meet Kevin, The No-Pressure Agent. By 2015, Mr. Paffrath was a top agent in Ventura County, California, selling over 50 properties himself in one year. To date, Mr. Paffrath has represented buyers and sellers on transactions of more than $150 million.  At The Paffrath Organization, DBA Meet Kevin, Mr. Paffrath has also purchased, managed, and sold over twenty single and multi-family “wedge” deals for his own portfolio during a period of approximately eight years. Mr. Paffrath had accumulated up to 27 properties, almost all “wedge deals”, before reducing to five to raise funds for new ventures by selling in the first two quarters of 2022. In 2018, Mr. Paffrath began sharing his knowledge on YouTube and by 2025, building a 2.02 million subscribers base, with over 700 million views on social media. His videos seek to educate viewers about real estate, personal finance, stocks, taxes, credit investing, and building wealth. He has been featured in the New York Times, Forbes, Business Insider, CNBC, The Wall Street Journal, Politico, The Washington Post, and many more. Mr. Paffrath also interviews business and thought leaders, like Kevin O’Leary from Shark Tank, the CEO of Robinhood, M1 Finance, BlockFi, Ross Gerber, and billionaire Frank Guistra. Mr. Paffrath’s experience and passion for real estate, the economy, and investing have fueled growth for his businesses. Mr. Paffrath received his B.A. in Political Science from UCLA with additional studies in economics, real estate, and accounting. He graduated in 2014. Mr. Paffrath is also a registered investment adviser representative with Plato’s Philosophy, LLC, DBA StockHack and FinancialAgent and has passed the SIE, Series 65, Series 7, Series 63, Series 24, Series 14, and Series 27 financial licensing examinations.

Ross Gerber, Director

Ross Gerber is the Co-Founder, President, and Chief Executive Officer of Gerber Kawasaki Wealth and Investment Management (“GKM”), which began operations in 2021. Mr. Gerber oversees GKM’s corporate and investment management operations as well as serves individual clients. As of January 2022, GKM had grown to 46 employees, has over 10,000 clients, and $2.2 billion in AUM. GKM provides investment advice for the younger generation through its Get Invested program. In April 2021, GKM was one of the earliest registered investment advisors to partner with Gemini Company Company, LLC to offer digital assets to clients. Mr. Gerber has expertise in online marketing and social media. He is a co-developer of the Company’s iOS application - my-moneypage. Mr. Gerber has become an influential investor on social and in traditional media. He has been a guest on Bloomberg, Reuters, Fox Business, Yahoo Finance, CNN, CNBC and Cheddar TV. He has appeared on many of the most popular podcasts including Meet Kevin, HyperChange TV, The Dave Portnoy Show, The Pomp Podcast and many more. Mr. Gerber is also on the executive board and a past president of the Guardians of the Jewish Home in Los Angeles. Mr. Gerber received his B.A. in Communications from the University of Pennsylvania in 1993.

William Stewart, Director

William Stewart has over 35 years of real estate and professional property management experience. Mr. Stewart owned, operated and managed his own real estate office with multiple agents working under his leadership. During his real estate career, Mr. Stewart was a trainer of new agents while working for the Century 21 County Center. Mr. Stewart has held his broker’s license for over 35 years and has attended various courses in real estate throughout his career, such as the Century 21 Investment Specialist program. Mr. Stewart has personally bought and sold numerous income properties throughout his career.

McKay Thomason, Chief Operating Officer

McKay Thomason is the Chief Operating Officer at House Hack, Inc., DBA HouseHack, involved from the Company's early days. His background includes a two-year mission in Chile, where he led teams and became fluent in Spanish, skills that have served him well in real estate, evidenced by successful property flips. Prior to joining HouseHack, Mr. Thomason refined his business acumen at a sales and marketing startup. At HouseHack, he has coordinated the launch of the Company’s Regulation D and A offerings along with managing logistics, staffing, property acquisitions, renovations, and the firm's operational robustness and market growth. Mr. Thomason is also a registered investment adviser representative, holding a Series 65 license with Plato’s Philosophy, LLC, DBA StockHack and FinancialAgent.

Kenneth E. Traynham, Esq., Chief Legal Officer, Treasurer, and Secretary

Kenneth Traynham is an experienced civil litigator and trial attorney.  Mr. Traynham is licensed to practice law in California and Texas and has successfully negotiated millions of dollars in settlements in addition to taking a case to trial in which he and his co-chair achieved a jury verdict of $1.9 million.  Mr. Traynham graduated from Loyola Law School, Los Angeles in 2019, earning a Juris Doctor degree, and graduated from The University of Texas at Austin in 2014, earning a bachelor’s degree in radio-television-film.  Prior to starting his legal career, Mr. Traynham worked in the entertainment industry where he helped produce and coordinate various film, television, and live event productions. Mr. Traynham has also passed the SIE, Series 7, Series 63, Series 24, and Series 27 financial licensing examinations. He currently serves as the in-house general counsel and Chief Legal Officer, Treasurer, and Secretary for House Hack, Inc., DBA HouseHack in addition to serving as an officer and general counsel for The Paffrath Organization, DBA Meet Kevin, Plato’s Philosophy, LLC, DBA StockHack and FinancialAgent, and SuitHack, LLC.

LEGAL PROCEEDINGS

In 2024, the Company had an earnest money dispute for a contested property purchase in Texas. The plaintiff (seller) alleges House Hack, Inc. breached the contract when it failed to deposit the earnest money, and is seeking $1,000,000. House Hack, Inc. denies the allegations and alleges fraud, breach of contract, and defamation against the seller. House Hack, Inc. maintains that seller’s disclosures were fraudulent and that it relied on those disclosures to its detriment when deciding to enter into the purchase agreement. Therefore, House Hack, Inc. asserts that it was relieved of any and all duties under the contract, including the earnest money deposit. The Company intends to continue to defend itself vigorously against this complaint. This matter is in the early stages and the ultimate decision is not yet determinable.

Otherwise, the Company is not a party to any legal proceedings that, individually or in the aggregate, could have a material adverse effect on the Company's business, financial condition or operating results.

No Bankruptcy, Investigations, or Criminal Proceedings

The Company, the Officers, nor any of the Affiliates have been part of any bankruptcy proceedings, proceedings whereby there was a material evaluation of the integrity or ability of the Officers, investigations regarding moral turpitude, or criminal proceedings or convictions (excluding traffic violations).

COMPENSATION OF EXECUTIVE OFFICERS

Name	Capacities in which compensation was received	Cash Compensation	Other Compensation	Total Compensation
Kevin Paffrath	Chief Executive Officer	$1.00	$290,000.00; (1); $ 821,868(2)	$1,144,608
McKay Thomason	Chief Operating Officer	$244,226.00	$90,000(3)	$355,184
Robert Carey	Treasurer, Secretary	$479,800.00	0	$479,800	(4)
Aggregate Annual Compensation for the Board of Directors				$100,000.00	(3)(5)

(1)	The Board approved a cash bonus to Mr. Paffrath in recognition of his service and leadership as well as his prior services to the Company at $1.00 a year. Mr. Paffrath also receives employee benefits in the form of health insurance coverage for him and his family.
(2)	As founder of the Company in 2022, Mr. Paffrath determined to pay for common shares, which otherwise he could have issued to himself. Subsequently, Mr. Paffrath entered into a Promissory Note with the Company, which is further described herein. On December 27, 2024, the Company, as authorized by the Board, considered the services and leadership Mr. Paffrath continues to provide to the Company, and determined to forgive all amounts, which at the time was principal and interest of $821,868.54, due to it from Mr. Paffrath under the August 2022 promissory note.
(3)	Annual bonuses and Board compensation were provided in the form of fifty percent cash, fifty percent non-voting common stock.
(4)	Mr. Carey provided internal accounting services and corporate finance services to the Company pursuant to an independent contractor agreement with Snarpezel.com, Inc., a firm owned and controlled by Mr. Carey. As of December 26, 2024, Mr. Carey is no longer an officer or director with the Company, and the independent contractor agreement has been discontinued.
(5)	There are two directors in this aggregate group.

Officers

Employment Arrangements

As of December 27, 2024, the Company currently has five (5) full-time employees, including its officers. Throughout 2024, the Company looked thoroughly through its employment and independent contractor roster and decided to make several key decisions to downsize. This included outsourcing and consolidating the construction, software development, and accounting sections of the Company. While this move will significantly save the company revenue in 2025, it also increased the workload on the Company’s remaining employees, which may ultimately harm the Company’s ability to operate efficiently. However, the Company continues to believe that such downsizing was necessary for the time being to benefit the Company’s longevity and eventual profitability.

As of January 27, 2025, all employees of the company, including Kevin Paffrath, receive a salary and employee benefits, including health insurance and 401(k) contributions. Employees are presently compensated through a third-party payroll and benefits provider that is controlled by the Company’s Founder, which may mean employees’ actual hours and percentage of time dedicated to work at HouseHack may vary. Employee compensation and benefits or other Company expenses may change at any moment without advanced notice. Additionally, to date, Mr. Paffrath has provided the use of his private plane to the Company without any reimbursement for travel or operating costs. However, this may be subject to change in the future.

Board of Directors

As of December 27, 2024, HouseHack has contracts with one (1) of its Directors to provide additional services to the Company apart from serving on the Company’s Board of Directors. Ross Gerber provides regular and ongoing net asset value evaluations.

For the 2024 calendar year, the Company compensated three Directors of the Company for their services on the Company’s Board of Directors. The Board of Directors may later be additionally compensated, at Mr. Paffrath’s discretion, in cash or stock options, in addition to any salaries or payments they may receive as an employee or independent contractor of the Company.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

As of January 27, 2025, the Company has authorized 1,000,000 shares of Voting Common Stock and 200,000,000 shares of Non-Voting Common Stock. As of January 27, 2025, all 1,000,000 shares of the Company’s Voting Common Stock are issued and outstanding and approximately 49,477,599 shares of Non-Voting Common Stock and 712,500 warrants for additional shares of the Company’s Non-Voting Common Stock are issued and outstanding.

As of January 27, 2025, the Company has issued $10,835,000 in unsecured convertible bonds (the “Series A Bonds”). The Series A Bonds accrue interest at five percent per annum. The Series A Bonds are convertible into the Company’s Non-Voting Stock at a fixed price of one dollar and forty cents ($1.40). Mr. Paffrath further invested into the Company by purchasing $5,000,000 of the Series A Bonds.

During HouseHack’s original Regulation D fundraising round from September 2022 through March 2023, it issued Warrants to those investors, permitting the holders of the Warrants to exercise them to purchase shares of Non-Voting Common Stock for $1.00/share when the Company called for redemption of the Warrants. These Warrants are no longer outstanding. In 2024, all the Warrants were redeemed at the holder’s request or expired unexercised.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock and options, warrants, and convertible securities that are currently exercisable or convertible within 60 days of the date of this Circular into the Company’s common stock are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants, or convertible securities for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Kevin Paffrath is currently the 100% owner of HouseHack’s shares of Voting Common Stock. As founder of the Company in 2022, Mr. Paffrath determined to pay for common shares, which otherwise he could have issued to himself. Mr. Paffrath purchased all 1,000,000 shares of HouseHack’s Voting Common Stock for $1.00/share. To finance this purchase, the Board of Directors authorized Mr. Paffrath to purchase these shares by way of a promissory note. Mr. Paffrath’s initial amount owed under the note was partially reduced to account for his initial capital contributions to the Company and other reimbursements. As of December 27, 2024, Mr. Paffrath’s principal and interest balance for the note was $821,868.54, and the note accrues at the applicable federal rate of 4.55% per annum. On December 27, 2024, the Company, with the authorization of the Board, forgave all amounts due from Mr. Paffrath under this note.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class
Kevin Paffrath 8164 Platinum St. Ventura, CA 93004	Voting Common Stock	1,000,000	N/A	100%

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

In August 2022, the company was to issue 100,000 shares of voting common stock to Kevin Paffrath, our founder and CEO, for $100,000 of consideration. This was subsequently increased to 1,000,000 shares of voting common stock for which the company entered into a promissory note agreement with its founder for $1,000,000. The original note did not bear interest and was to mature on September 30, 2023. The note is secured by 1,000,000 shares of voting common stock. In January 2023, the note was modified to provide for recourse on the note, secured by both the stock and the founder’s personal assets. The note also was adjusted to bear interest at 4.55% per annum. The maturity date was not modified. Although the note contains recourse actions, because the founder has 100% voting control of the entity, any recourse can be eliminated unilaterally and thus this is considered a non-recourse.

Through December 31, 2023, Kevin Paffrath, our founder and CEO, has paid $75,000 towards the note. Additionally, the founder has advanced $172,751 in organization costs on behalf of the company, which offset the note. As of December 31, 2023 and 2022, the balance of the note receivable was $752,249, which is included as a contra equity balance on the balance sheet.

On December 27, 2024, the Company, as authorized by the Board, considered the services and leadership Mr. Paffrath continues to provide to the Company and determined to forgive all amounts, which at the time was principal and interest of $821,868.54, due to it from Mr. Paffrath under the August 2022 promissory note.

As of December 31, 2023 and 2022, there was $33,231 and $0, respectively, in amounts due from Kevin Paffrath, our founder and CEO for operating activities not related to stock issuance.

In July 2023, the company entered into a lease agreement with an entity that is controlled by its founder and CEO, Kevin Paffrath, for office space for monthly base rent of $6,000. The lease is month-to-month.

In June 2022, the company entered in a consulting agreement with Snarpezel.com, Inc. (“Snarpezel”), consulting firm owned and operated by Robert Carey, an officer and director at that time. The agreement had no end term and provided for a flat monthly fee of $35,000 for 2022. The agreement was modified and reduced to $25,000 monthly July 5, 2023, and again modified February 1, 2024 to $35,000 monthly. The agreement was modified on April 5, 2024 to the monthly fee of $42,000. Snarpezel has been paid $290,000 and $101,579 in fees for the years ended December 31, 2023 and 2022, respectively.  As of December 26, 2024, Mr. Carey is no longer an officer or director of the Company, and the agreement with Snarpezel has been discontinued.

Ross Gerber, a member of our board of directors, owns 36% of Gerber-Kawasaki Inc. (“Gerber Kawasaki”) a retail investment firm that provided the Company with investment services during 2023 to manage treasury bill investments. Mr. Gerber received customary fees for those trading activities. The trading services terminated December 2023. Beginning January 1, 2024, Mr. Gerber began providing monthly financial statement review services and net asset value evaluations and is compensated at the monthly rate of $5,000.

SECURITIES BEING OFFERED

This description sets forth certain terms of the Bonds that the Company is offering pursuant to this Offering. In this section capitalized words to signify terms that are specifically defined in the Bond Agreement. The Company refers you to the Bond Agreement for a full disclosure of all such terms, as well as any other capitalized terms used in this Circular for which no definition is provided.

Because this section is a summary, it does not describe every aspect of the Bonds or the Bond Agreement. The Company urges you to read the Bond Agreement carefully and in its entirety because that document and not this summary defines your rights as a Bondholder. Please review a copy of the Bond Agreement. The Bond Agreement is attached as an exhibit to the Circular. You may also obtain a copy of the Bond Agreement from the Company without charge.

Ranking

The Bonds are unsecured indebtedness of the Company. The Bonds shall rank pari passu to all classes of debt securities issued by the Company in the event of liquidation. The Bonds shall remain subordinate to all existing and future secured obligations, such as mortgages or other collateralized debts. Currently, the Company carries no mortgage , however, the Company reserves the right to issue and incur all forms of debt including debt that is senior to the Bonds.

Manner of Offering

The offering is being made on a best-efforts basis through the Company’s broker/dealer of record. The broker/dealer of record will not be required to purchase any of the Bonds.

THE REQUIRED INTEREST PAYMENTS AND PRINCIPAL PAYMENT ARE NOT A GUARANTY OF ANY RETURN TO YOU NOR ARE THEY A GUARANTY OF THE RETURN OF YOUR INVESTED CAPITAL. While the Company is required to make interest payments and principal payment as described in the Bond Agreement, it does not intend to establish a sinking fund to fund such payments, or are the payments secured by the Company’s assets. Therefore, the Company's ability to honor these obligations will be subject to its ability to generate sufficient cash flow or procure additional financing in order to fund those payments. If the Company cannot generate sufficient cash flow or procure additional financing to honor these obligations, it may be forced to sell some or all of the Company’s assets to fund the payments. The Company cannot guarantee that the proceeds from any such sale will be sufficient to make the payments in their entirety or at all. If the Company cannot fund the above payments, Bondholders will have claims against the Company with respect to such violation as further described under the Bond Agreement.

Interest and Maturity

The Bonds will each be offered continuously starting from the date of this Circular. Each Bond will mature on December 31, 2032. The Bonds will pay five percent (5%) annual interest. Interest on the Bonds will be paid to the record holders of the Bonds monthly in arrears by the twenty-first of the proceeding month, beginning on the first such date that corresponds to the first full month after the Bond has been issued pursuant to this Offering.

Voting Rights

The Bonds do not have any voting rights. The Bonds convert into Non-Voting Common Stock of the Company, which also do not have any voting rights. At present, only the founder, Kevin Paffrath, holds voting common shares, granting him exclusive decision-making authority over the Board of Directors and therefore the direction of the Company.

Automatic Conversion

Beginning January 1, 2027, in the event the Company’s Non-Voting Common Stock shares of the Company equals or exceeds $1.40 in value per share, as provided below, the Bonds will immediately convert to the shares of the Company’s Non-Voting Common Stock at the conversion price of $1.40 per share, rounded up to the nearest whole share, without any action required by the Bondholder.

The Company will determine the value of the Company’s Non-Voting Common Stock in one of two ways:

(1) If the Company’s Non-Voting Common Stock is publicly traded on a national exchange, then the Company may convert the Bonds to the Company’s Non-Voting Common Stock if the Company’s Non-Voting Common Stock closing price has a 5-day average closing price at or above $1.40; or

(2)  If the Company’s Non-Voting Common Stock is not traded on a national exchange, the Board of Directors of the Company shall determine, by use of an independent third party valuator, the value of the Non-Voting Common Stock. The Company will hire such independent third-party valuator within 180 days of the beginning of each calendar year until maturity to perform the valuation for purposes of determining the price to trigger conversion. The Board will have sole discretion as to the selection of the valuating party, as well as when, and how often, to assess the value of the Non-Voting Common Stock.

Call Rights

Beginning January 1, 2030, the Company has the right, at its sole discretion, to call any or all of the Bonds from Bondholders.

Merger, Consolidation or Sale

The Company may consolidate or merge with or into any other entity, and it may sell, lease or convey all or substantially all of its assets to any entity, provided that the successor entity, if other than the Company: 1) is organized and existing under the laws of the United States of America or any state or the District of Columbia; and 2) assumes all of the Company’s obligations to perform and observe all of its obligations under the Bond Agreement; and 3) that no event of default under the Bond Agreement shall have occurred and be continuing.

The Bond Agreement does not provide for any right of acceleration in the event of a consolidation, merger, sale of all or substantially all of the assets, recapitalization or change in its equity ownership. In addition, the Bond Agreement does not contain any provision which would protect the Bondholders against a sudden and dramatic decline in credit quality resulting from takeovers, recapitalizations or similar restructurings.

Event of Default

The following are events of default under the Bond Agreement: 1) default in the payment of any interest on the Bonds when due and payable, which continues for 90 days; and 2) default in the payment of any principal of on the Bonds when due, which continues for 90 days.

Right to Cure

In the event of a default, the Company shall have a 90-day period to cure after receiving written notice from a Bondholder. During this cure period, the Company may take action to fulfill its payment obligations or seek an extension pursuant to the Bond Agreement without incurring penalties. Any extensions pursuant to the Bond Agreement will toll the event of default and upon the termination of any extension, the Company shall have an additional 90-day period to cure any default.

Certain Covenants

The Company will issue the Bonds under a Bond Agreement. The Bond Agreement does not limit the Company’s ability to incur, or permit any Company subsidiaries to incur, third-party indebtedness, whether secured or unsecured.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Bonds shall not have any liquidation preference or be entitled to receive, prior and in preference to any distribution of any of the assets of the Company.

Preemptive Rights

There are no preemptive rights for Bondholders.

Transfer of Bonds

The transfer of Bonds by a Bondholder is limited.

If there are restrictions imposed by federal or state law on the transfer of the Bonds, the Bondholders agree that they will refrain from engaging in such a transfer until the restriction(s) by law is lifted or no longer applies. It is the duty of the Bondholder, not the Company, to ensure there are no restrictions on transfer imposed by law.

Liabilities of the Bondholders under the Bylaws and State Law

The Company is organized under the laws of the State of Wyoming. The Bond Agreement choice of law clause and all rights and obligations arising therefrom will be governed by Wyoming law. Under Wyoming law, Bondholders generally are not liable for the Company debts or obligations solely as a result of Holder’s status as a bondholder.

Mandatory Dispute Resolution; Arbitration; Waiver of Jury Trial.

Section 7.2 of the Bond Agreement requires disputes to be settled via mandatory arbitration, but that does not apply to claims under the U.S. federal and state securities laws. Investors who bring disputes under U.S. federal and state securities laws do not waive any rights they have under US federal and state securities laws.

Any disputes arising under this Agreement shall be resolved through binding arbitration administered by JAMS in accordance with its Comprehensive Arbitration Rules & Procedures. Arbitration shall be the mandatory and exclusive means for resolving disputes, and the arbitration shall take place virtually or, if agreed upon by all parties, in person in Ventura, California, or at any other location mutually agreed upon. The complaining party shall be responsible for any mediation or arbitration fees. Arbitration shall be limited to resolving the specific dispute between the Company and the Bondholder. Arbitrators shall be permitted to consider market conditions, economic circumstances, and any force majeure events in determining whether the Company is liable for breach of this Agreement. The arbitrator shall not have the authority to award punitive damages, attorney's fees, or any remedy beyond actual, documented losses. The parties to the Agreement hereby waive their right to a jury trial for claims not brought under US federal and state securities laws.

TAX TREATMENT

Prospective Investors are urged to consult with and rely upon their own tax advisors for advice on these and other tax matters with specific reference to their own tax situation and potential changes in applicable law.

FOREIGN INVESTORS: NON-U.S. INVESTORS ARE SUBJECT TO UNIQUE AND COMPLEX TAX CONSIDERATIONS. THE COMPANY AND THE MANAGER MAKE NO DECLARATIONS AND OFFER NO ADVICE REGARDING THE TAX IMPLICATIONS TO SUCH FOREIGN INVESTORS, AND SUCH INVESTORS ARE URGED TO SEEK INDEPENDENT ADVICE FROM ITS OWN TAX COUNSEL OR ADVISORS BEFORE MAKING ANY INVESTMENT.

Tax Classification of the Company

Tax Returns

Annually, the Company will provide the Bondholder sufficient information from the Company’s informational tax return for such persons to prepare their individual federal, state, and local tax returns. The Company’s informational tax returns will be prepared by a tax professional selected by the Company.

ERISA CONSIDERATIONS

In Some Cases, if the Investors Fail to Meet the Fiduciary and Other Standards Under the Employee Retirement Income Security Act of 1974, as Amended (“ERISA”), the Code or Common Law as a Result of an Investment in the Company’s Bonds, the Investor Could be Subject to Liability for Losses as Well as Civil Penalties:

There are special considerations that apply to investing in the Company’s Bonds on behalf of pension, profit sharing or 401(k) plans, health or welfare plans, individual retirement accounts or Keogh plans. If the Investor is investing the assets of any of the entities identified in the prior sentence in the Company’s Bonds, the investor should satisfy themselves that:

1.	The investment is consistent with the investor’s fiduciary obligations under applicable law, including common law, ERISA and the Code;

2.	The investment is made in accordance with the documents and instruments governing the trust, plan or IRA, including a plan’s investment policy;

3.	The investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA, if applicable, and other applicable provisions of ERISA and the Code;

4.	The investment will not impair the liquidity of the trust, plan or IRA;

5.	The investment will not produce “unrelated business taxable income” for the plan or IRA;

6.	The Investor will be able to value the assets of the plan annually in accordance with ERISA requirements and applicable provisions of the applicable trust, plan or IRA document; and The investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA, the Code, or other applicable statutory or common law may result in the imposition of civil penalties and can subject the fiduciary to liability for any resulting losses as well as equitable remedies. In addition, if an investment in the Company’s Bonds constitutes a prohibited transaction under the Code, the “disqualified person” that engaged in the transaction may be subject to the imposition of excise taxes with respect to the amount invested.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

We will be required to make annual and semi-annual filings with the SEC. We will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 shareholders of record and have filed at least one Form 1-K.

At least every 12 months, we will file a post-qualification amendment to the Offering Statement of which this Offering Circular forms a part, to include the company’s recent financial statements.

We may supplement the information in this Offering Circular by filing a Supplement with the SEC.

All these filings will be available on the SEC’s EDGAR filing system. You should read all the available information before investing.

Part F/S

HOUSE HACK INC.

A Wyoming Corporation

Financial Statements

As of December 31, 2023 and 2022

HOUSE HACK, INC.

TABLE OF CONTENTS

Page

FINANCIAL STATEMENTS AS OF DECEMBER 31, 2023 AND 2022

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders

House Hack, Inc.

Opinion

We have audited the accompanying financial statements of House Hack, Inc. (a Wyoming corporation, the “Company”), which comprise the balance sheets as of December 31, 2023 and 2022, and the related statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2023 and the period from June 22, 2022 (Inception) to December 31, 2022, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the periods then ended, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ dbbmckennon

Newport Beach, California

August 23, 2024

HOUSE HACK, INC.

BALANCE SHEETS

	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$15,001,359	$3,089,331
Short-term investments	13,889,447	9,658,367
Due from related party	33,231	-
Escrow deposits	1,224,800	-
Subscription receivable	460,934	-
Interest receivable	198,507	-
Total current assets	30,808,278	12,747,698
Investments	1,929,454	9,580,269
Real estate held for investment	6,780,664	-
Deferred offering costs	-	24,000
Total assets	$39,518,396	$22,351,967

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$46,748	$54,633
Other current liabilities	61,709	159,990
Total liabilities	108,457	214,623

Commitments and contingencies

Stockholders' equity:
Voting common stock, $0.0001 par value, 1,000,000 shares authorized, issued and outstanding as of both December 31, 2023 and 2022	100	100
Non-voting common stock, $0.0001 par value, 200,000,000 shares authorized, 40,577,123 and 22,326,645 shares issued and outstanding as of December 31, 2023 and 2022, respectively	4,058	2,233
Additional paid-in capital	40,694,642	23,031,862
Subscription receivable, related party	(752,249)	(752,249)
Accumulated deficit	(536,612)	(144,602)
Total stockholders' equity	39,409,939	22,137,344
Total liabilities and stockholders' equity	$39,518,396	$22,351,967

See accompanying notes to financial statements.

HOUSE HACK, INC.

STATEMENTS OF OPERATIONS

		For the Period from
		June 22, 2022
	Year Ended	(inception) to
	December 31,	December 31,
	2023	2022
Rental income	$7,197	$-
Total revenues	7,197	-

Operating expenses:
Property related costs	31,327	-
Depreciation	25,100	-
Other operating expenses	1,487,337	202,851
Total operating expenses	1,543,764	202,851

Loss from operations	(1,536,567)	(202,851)

Other income:
Interest income	1,060,027	-
Interest income, related party	34,909	-
Other income	49,621	58,249
Total other income	1,144,557	58,249

Provision for income taxes	-	-
Net loss	$(392,010)	$(144,602)

Weighted average common shares outstanding - basic and diluted	26,166,449	11,500,386
Net income per common share - basic and diluted	$(0.01)	$(0.01)

See accompanying notes to financial statements.

HOUSE HACK, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

	Voting Common Stock		Non-Voting Common Stock		Additional Paid-in	Subscription Receivable,	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Capital	Related Party	Deficit	Equity
Balances at June 22, 2022 (inception)	-	$-	-	$-	$-	$-	$-	$-
Shares issued to founder for note receivable	1,000,000	100	-	-	999,900	(752,249)	-	247,751
Shares issued for intellectual property	-	-	269,000	27	(27)	-	-	-
Shares issued for cash	-	-	22,057,645	2,206	22,055,439	-	-	22,057,645
Offering costs	-	-	-	-	(23,450)	-	-	(23,450)
Net loss	-	-	-	-	-	-	(144,602)	(144,602)
Balances at December 31, 2022	1,000,000	100	22,326,645	2,233	23,031,862	(752,249)	(144,602)	22,137,344
Shares issued for cash	-	-	18,250,478	1,825	18,248,653	-	-	18,250,478
Offering costs	-	-	-	-	(585,873)	-	-	(585,873)
Net loss	-	-	-	-	-	-	(392,010)	(392,010)
Balances at December 31, 2023	1,000,000	$100	40,577,123	$4,058	$40,694,642	$(752,249)	$(536,612)	$39,409,939

See accompanying notes to financial statements.

HOUSE HACK, INC.

STATEMENTS OF CASH FLOWS

		For the Period from
		June 22, 2022
	Year Ended	(inception) to
	December 31,	December 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(392,010)	$(144,602)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	25,100	-
Amortization of investment discount	204,188	33,000
Changes in operating assets and liabilities:
Interest receivable	(198,507)	-
Due from related party	(33,231)	-
Accounts payable	(7,885)	54,633
Other current liabilities	(98,281)	159,990
Net cash provided by (used in) operating activities	(500,626)	103,021
Cash flows from investing activities:
Purchase of investments	(13,587,145)	(19,771,636)
Proceeds from investments	16,802,692	500,000
Purchase of real estate	(6,805,764)	-
Escrow deposits	(1,224,800)	-
Net cash used in investing activities	(4,815,017)	(19,271,636)
Cash flows from financing activities:
Proceeds from sale of voting common stock	-	247,751
Proceeds from sale of common stock	17,789,544	22,057,645
Offering costs	(561,873)	(47,450)
Net cash provided by financing activities	17,227,671	22,257,946
Net change in cash and cash equivalents	11,912,028	3,089,331
Cash and cash equivalents at beginning of period	3,089,331	-
Cash and cash equivalents at end of period	$15,001,359	$3,089,331

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-
Cash paid for interest	$-	$-

Non cash investing and financing activities:
Subscription receivable	$460,934	$-
Note payable issued for voting common stock	$-	$1,000,000

See accompanying notes to financial statements.

HOUSE HACK, INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1: NATURE OF OPERATIONS

House Hack, Inc. (the “Company”) is a corporation organized on June 22, 2022 under the laws of Wyoming. The Company has been formed to invest, directly or through potential subsidiaries, in real estate assets throughout the United States. The Company intends to focus on “wedge” properties for acquisition, although the Company may invest in multi-family, commercial, or other properties, including hotels. The Company's headquarters are in Ventura, California.

As of December 31, 2023, the Company has generated minimal revenue. The Company’s activities since inception have consisted of formation activities, capital raising activities and initial investments in real estate. As the Company continues to expand its principal operations, it will incur significant additional expenses and require deployment of significant capital. The Company is dependent upon existing capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including but not limited to failing to secure additional funding to operationalize the Company’s planned operations or failing to profitably operate the business.

NOTE 2: GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has only recently commenced planned principal operations, and we plan to incur significant costs and usage of capital in pursuit of our plans, and have not generated significant revenues or any profits since inception. As of December 31, 2023, the Company has an accumulated deficit of $536,612, cash of $15,001,359 and short-term investments totaling $13,889,447. The Company’s plans below are believed to alleviate substantial doubt.

Management Plans

The Company’s ability to continue as a going concern for the next twelve months following the date the financial statements were available to be issued is dependent upon its ability to utilize the proceeds from investments received to date, obtain additional capital financing sufficient to meet current and future obligations and deploy such capital to produce profitable operating results. The Company may also choose to hold assets and wait for strategic opportunities. No assurance can be given that the Company will be successful in these efforts.

As of the date of issuance of these financial statements, management expects that its cash and cash equivalents, and short-term investments will be sufficient to fund its operating expenses, and capital expenditure requirements for at least one year from the date these financial statements are issued. The Company is also due funds from the Company’s founder totaling $752,249, which are expected to be used to fund operational expenses.

NOTE 3: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP).

The Company adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of financial statement in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

HOUSE HACK, INC.

NOTES TO THE FINANCIAL STATEMENTS

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts of the Company’s accounts payable and other current liabilities reported in the balance sheet approximate their fair value.

Cash Equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities which were purchased with maturities of three months or less to be cash equivalents.

The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits of $250,000. As of December 31, 2023, the Company’s cash and cash equivalents were held at one accredited financial institution.

Investments

The Company has investments in U.S. treasury bills. The investments are classified as held-to-maturity and are accounted for at amortized cost. As such, the investments are recognized as a Level 1 investment.

During the year ended December 31, 2023, the Company purchased $13,587,145 in investments and received $16,802,692 in proceeds from the sales of such investments. During the year ended December 31, 2023, the Company recognized $1,060,027 in interest income, consisting of earned interest based on the stated rate of the treasury bill, accrued interest and amortized discount of treasury bills held-to-maturity. As of December 31, 2023, the Company held $13,889,447 in short-term investments, consisting of U.S. treasury bills with varying maturities through December 2024. As of December 31, 2023, the Company held $1,929,454 in long-term investments, consisting of U.S. treasury bills with varying maturities through October 2025.

During the period ended December 31, 2022, the Company purchased $19,771,636 in investments and received $500,000 in proceeds from the sales of such investments. During the period ended December 31, 2022, the Company recognized $33,000 in interest income related to the amortized discount of treasury bills held-to-maturity. As of December 31, 2022, the Company held $9,658,367 in short-term investments, consisting of U.S. treasury bills with varying maturities through November 2023. As of December 31, 2022, the Company held $9,580,269 in long-term investments, consisting of U.S. treasury bills with varying maturities through October 2025.

Offering Costs

The Company complies with the requirements of ASC 340, Other Assets and Deferred Costs, with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs pertaining to future equity obligations are charged to interest expense upon completion of an offering. As of December 31, 2023 and 2022, the Company had capitalized $0 and $24,000, respectively, of deferred offering costs.

Organizational Costs

In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

HOUSE HACK, INC.

NOTES TO THE FINANCIAL STATEMENTS

Real Estate Held for Investment

Real estate assets will be stated at the lower of depreciated cost or fair value, if deemed impaired. Major replacements and betterments are capitalized and depreciated over their estimated useful lives.

Depreciation is computed on a straight-line basis over the useful lives of the properties. We will continually evaluate the recoverability of the carrying value of our real estate assets using the methodology prescribed in Accounting Standards Codification (“ASC”) Topic 360, “Property, Plant and Equipment,” Factors considered by management in evaluating impairment of its existing real estate assets held for investment include significant declines in property operating profits, annually recurring property operating losses and other significant adverse changes in general market conditions that are considered permanent in nature. Under ASC Topic 360, a real estate asset held for investment is not considered impaired if the undiscounted, estimated future cash flows of an asset (both the annual estimated cash flow from future operations and the estimated cash flow from the theoretical sale of the asset) over its estimated holding period are in excess of the asset’s net book value at the balance sheet date. If any real estate asset held for investment is considered impaired, a loss is provided to reduce the carrying value of the asset to its estimated fair value.

The Company’s real estate includes the cost of the purchased property, including the building and related land. The Company allocates certain capitalized title fees and relevant acquisition expenses to the capitalized costs of the building. The Company allocates the land value of each acquired property using a pro rata allocation from the property’s county records. All capitalized property costs, except for the value attributable to the land, are depreciated using the straight-line method over the estimated useful life of 27.5 years.

Real Estate Held for Sale

We may periodically classify real estate assets as held for sale. An asset is classified as held for sale after the approval of management and after an active program to sell the asset has commenced. Upon the classification of a real estate asset as held for sale, the carrying value of the asset is reduced to the lower of its net book value or its estimated fair value, less costs to sell the asset. Subsequent to the classification of assets as held for sale, no further depreciation expense is recorded. As of December 31, 2023, there was no real estate held for sale.

Real estate assets held for sale will be stated separately on the balance sheet. Upon a decision to no longer market as an asset for sale, the asset is classified as an operating asset and depreciation expense is reinstated. A gain or loss on the sale of a property will be recorded in the statement of operations.

Revenue Recognition

The Company will recognize revenue under the guidance of Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. Under ASC 606, the Company 1) identifies the contract with the customer 2) identifies the performance obligations in the contract 3) determines the transaction price, 4) determines if an allocation of that transaction price is required to the performance obligations in the contract, and 5) recognizes revenue when or as the companies satisfies a performance obligation.

Revenue is recognized when control of the promised goods or services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. As a practical expedient, the Company does not adjust the transaction price for the effects of a significant financing component if, at contract inception, the period between customer payment and the transfer of goods or services is expected to be one year or less.

The Company recognizes rental income evenly on a monthly basis when earned. During the periods ended December 31, 2023 and 2022, the Company recognized rental income of $7,197 and $0, respectively.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes.  Under the liability method, deferred taxes are determined based on the temporary differences between the financial statements and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse.  A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized.

HOUSE HACK, INC.

NOTES TO THE FINANCIAL STATEMENTS

The Company assesses its income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC

740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, the Company’s policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements. The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current period and for the estimated future tax effect attributable to temporary differences and carryforwards.  Measurement of deferred income items is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized in the immediate future.

The Company expects to file U.S. federal and state income tax returns in which nexus is achieved.

Loss per Common Share

The Company computes net loss per share of common stock voting and non-voting combined, as each class of stock has identical rights and privileges, except for voting rights (Note 5). Basic net loss per share is computed using the weighted-average number of shares outstanding during the period. Diluted net loss per share is computed using the weighted-average number of shares and the effect of potentially dilutive securities outstanding during the period. For periods in which the Company incurs a net loss, the effects of potentially dilutive securities would be antidilutive and would be excluded from diluted calculations. As of December 31, 2023 and 2022, potentially dilutive securities consisted of outstanding common stock warrants (see Note 5).

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

NOTE 4: REAL ESTATE HELD FOR INVESTMENT

The following is a summary of real estate held for investment:

	December 31,
	2023	2022
Buildings	$4,417,693	$-
Land	2,388,071	-
Real estate owned, at cost	6,805,764	-
Accumulated depreciation	(25,100)	-
Real estate owned, net of accumulated depreciation	$6,780,664	$-

During the year ended December 31, 2023, the Company acquired 10 properties, 8 of which are located in Southern California and 2 located in Utah, for an aggregate purchase price of $6,805,764. The Company allocated an aggregate of $4,417,693 to buildings and the remaining $2,388,071 was allocated to land.

Depreciation expense was $25,100 and $0 for the periods ended December 31, 2023 and 2022, respectively.

As of December 31, 2023, the Company had $1,224,800 in escrow deposits pertaining to the potential acquisition of additional properties, which is expected to close in 2024.

HOUSE HACK, INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 5: STOCKHOLDERS’ EQUITY

Upon incorporation on June 22, 2022, the Company authorized 100 shares of preferred stock, $0.0001 par value. On August 24, 2022, the Company amended its articles of incorporation to authorize 1,000,000 voting and 200,000,000 non-voting common stock, par value $0.0001 per share.

Non-voting common stock is not entitled to any votes on any matter that is submitted to a vote of stockholders, except as required by Wyoming Law. Holders of non-voting common stock have no preemptive, subscription or other rights, and there are no redemption or sinking fund provisions applicable to non-voting common stock.

Voting common stock will be entitled to one vote for each share thereof held at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken, or any written consent of stockholders is solicited.

Common Stock Transactions

In August 2022, the Company was to issue 100,000 shares of voting common stock to its founder for $100,000 of consideration. This was subsequently increased to 1,000,000 shares of voting common stock for which the Company entered into a promissory note agreement with its founder for $1,000,000 (see Note 6).

In October 2022, the Company issued 269,000 shares to an entity owned by its founder for the purchase of certain software and intellectual property. Such assets were brough over at carry over basis of $0, from the common control entity.

Regulation D Private Placement Memorandum

In September 2022, the Company commenced a Regulation D private placement memorandum (“PPM”) in which the Company offered investments in non-voting common stock at $1.00 per share. The offering was initially subject to a minimum of $25,000,000 but was later decreased to $19,500,000. Individual investments are subject to a minimum of $25,000 per investors, with increments of $5,000 thereafter.

Investors in the offering also received warrants to purchase non-voting shares in the next financing round, if any, at the price of the PPM offering, based on the timing of the investment using a sliding scale. The sliding scale starts at 55% warrant coverage for investments made by September 30, 2022 and decreases to 0% through March 31, 2023. Investors who purchase courses from our founders’ related entities qualify for an additional 10% coverage. These warrants are exercisable into non-voting Common Stock in the next financing, if any, at the offering price ($1.00) of the PPM. In addition, warrants are not exercisable until the lesser of 25% or $25,000,000 of proceeds from the PPM are deployed for properties and renovations, less expenses. The warrants expire on the first business day 60 calendar days after the Company issues a call for warrant redemption.

Through December 31, 2022, the Company issued 22,057,645 shares of non-voting common stock for gross proceeds of $22,057,645 through the PPM. The Company incurred $23,450 in offering costs associated with this raise. In 2023, the Company issued an additional 3,039,140 shares of non-voting common stock for gross proceeds of $3,039,140 through the PPM. The offering closed on March 31, 2023.

As of December 31, 2023 and 2022, the Company had $0 and $159,990 in proceeds, which were returned to investors who did not satisfy obligations to qualify for the PPM. These amounts are included as other current liabilities in the balance sheets.

As of December 31, 2023 and 2022, the Company had 14,557,662 and 13,676,475 warrants to purchase non-voting common stock outstanding as per the PPM above, respectively. The warrants had an exercise price of $1.00 per share and are exercisable into shares of non-voting common stock in the next financing round. The warrants were cancelled in April 2024 to the extent they were not exercised (see Note 9).

HOUSE HACK, INC.

NOTES TO THE FINANCIAL STATEMENTS

Regulation A Offering

In November 2023, the Company initiated a Regulation A offering at $1.00 per share. In 2023, the Company issued 15,211,338 shares of non-voting common stock pursuant to the offering for gross proceeds of $15,211,338.

As of December 31, 2023, the Company had a subscription receivable of $460,934 in connection with the offering, which was received in 2024. The Company incurred $585,873 in costs associated with this offering.

As of December 31, 2023 and 2022, the Company had $31,887 and $0 in proceeds, which were returned to investors who did not satisfy obligations to qualify for the Regulation A offering. These amounts are included as other current liabilities in the balance sheets.

NOTE 6: RELATED PARTY TRANSACTIONS

In August 2022, the Company was to issue 100,000 shares of voting common stock to its founder for $100,000 of consideration. This was subsequently increased to 1,000,000 shares of voting common stock for which the Company entered into a promissory note agreement with its founder for $1,000,000. The original note did not bear interest and matured on September 30, 2023. In January 2023, the note was modified to provide for full recourse; whereby the note is secured by all the personal assets of the Company’s founder, which includes the 1,000,000 shares of voting common stock.  The note also was adjusted to bear interest at 4.55%, per annum. The note maturity date was later extended to December 31, 2024.

Through December 31, 2023, the founder has paid $75,000 towards the note. Additionally, the founder has advanced $172,751 in organization costs on behalf of the Company, which offset the note. As of December 31, 2023 and 2022, the balance of the note receivable was $752,249, which is included as a contra equity balance on the balance sheet.

As of December 31, 2023 and 2022, there was $33,231 and $0, respectively, in amounts due from the founder.

In September 2022, the Company’s founder advanced $3,500,000 to the Company, which was repaid shortly thereafter.

In October 2022, the Company issued 269,000 shares to an entity owned by its founder for the purchase of certain software and intellectual property. See Note 5.

In July 2023, the Company entered into a lease agreement with the founder for office space for monthly base rent of $6,000. The lease is month-to-month.

In June 2022, the Company entered in a consulting agreement with Snarpezel.com, Inc. (“Snarpezel”), consulting firm owned and operated by Robert Carey, an officer and director. The agreement has no end term and provided for a flat monthly fee of $35,000 for 2022. The agreement was modified and reduced to $25,000 monthly July 5, 2023, and again modified February 1, 2024 to $35,000 monthly . The agreement was modified on April 5, 2024 to the current monthly fee $42,000. Snarpezel has been paid $290,000 and $101,579 in fees for the years ended December 31, 2023 and 2022, respectively.

NOTE 7: INCOME TAXES

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statements and income tax purposes. The differences relate to net operating loss carryforwards. As of December 31, 2023 and 2022, the Company had net deferred tax assets before valuation allowance of approximately $157,000 and $43,000, respectively.

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. The Company assessed the need for a valuation allowance against its net deferred tax assets and determined a full valuation allowance is required due to cumulative losses through December 31, 2023. Therefore, a valuation allowance of $157,000 and $43,000 was recorded as of December 31, 2023 and 2022. Deferred tax assets were calculated using the Company’s combined effective tax rate, which it estimated to be approximately 28%. The effective rate is reduced to 0% due to the full valuation allowance on its net deferred tax assets. As of December 31, 2023, the Company has approximately $527,000 in net loss carryforwards to utilize indefinitely.

HOUSE HACK, INC.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 8: COMMITMENTS AND CONTINGENCIES

Contingencies

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition or results of operations.

Ligation Matters

In 2024, the Company had an earnest money dispute for a contested property purchase in Texas. The plaintiff (seller) alleges House Hack, Inc. breached the contract when it failed to deposit the earnest money, and is seeking $1,000,000. House Hack, Inc. denies the allegations and alleges fraud, breach of contract, and defamation against the seller. House Hack, Inc. maintains that seller’s disclosures were fraudulent and that it relied on those disclosures to its detriment when deciding to enter into the purchase agreement. Therefore, House Hack, Inc. asserts that it was relieved of any and all duties under the contract, including the earnest money deposit. The Company intends to continue to defend itself vigorously against this complaint. This matter is in the early stages and the ultimate decision is not yet determinable.

NOTE 9: SUBSEQUENT EVENTS

From February 2024 through May 2024 the Company raised funds in a private placement under Regulation D for shares of Non-Voting Common Stock, offered at $2.00 per share. Through June 30, 2024, the Company has issued 1,224,490 shares of Non-Voting Common Stock for gross proceeds of $2,448,980.

In 2024, the Company called for warrant exercises related to the Company’s Regulation D Offering described in Note 5. Holders of the warrants had 60 days to exercise the warrants at $1.00 per share of non-voting common stock. Accordingly, the Company issued 5,199,184 shares of Non-Voting Common Stock for gross proceeds of $5,199,184 related to exercised warrants.

Management’s Evaluation

Management has evaluated subsequent events through August 23 , 2024, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these financial statements.

The accompanying semiannual financial statements are unaudited and have been prepared in accordance with the instructions to Form 1-SA. Therefore, they do not include all information and footnotes necessary for a complete presentation of financial position, results of operations, cash flows, and stockholders’ equity in conformity with accounting principles generally accepted in the United States of America. In the opinion of management, all adjustments considered necessary for a fair presentation of the results of operations and financial position have been included, and all such adjustments are of a normal recurring nature. Operating results for the six months ended June 30, 2024 are not necessarily indicative of the results that can be expected for the year ending December 31, 2024.

HOUSE HACK INC.

A Wyoming Corporation

Financial Statements

As of June 30, 2024 and for the six months ended June 30, 2024 and 2023

(UNAUDITED)

HOUSE HACK, INC.

TABLE OF CONTENTS

Page

UNAUDITED FINANCIAL STATEMENTS AS OF JUNE 30, 2024 AND FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

HOUSE HACK, INC.

BALANCE SHEETS

(unaudited)

	June 30,	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$449,705	$15,001,359
Short-term investments	9,904,957	13,889,447
Due from related party	7,431	33,231
Escrow deposits	-	1,224,800
Subscription receivable	-	460,934
Interest receivable	1,519	198,507
Total current assets	10,363,612	30,808,278
Investments	-	1,929,454
Real estate assets	35,322,427	6,780,664
Deferred offering costs	159,141	-
Total assets	$45,845,180	$39,518,396

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$8,893	$46,748
Other current liabilities	167,811	61,709
Total liabilities	176,704	108,457

Commitments and contingencies

Stockholders' equity:
Voting common stock, $0.0001 par value, 1,000,000 shares authorized, issued and outstanding as of both June 30, 2024 and December 31, 2023	100	100
Non-voting common stock, $0.0001 par value, 200,000,000 shares authorized, 46,990,797 and 40,577,123 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	4,699	4,058
Additional paid-in capital	48,332,028	40,694,642
Subscription receivable, related party	(752,249)	(752,249)
Accumulated other comprehensive income	103,826	-
Accumulated deficit	(2,019,928)	(536,612)
Total stockholders' equity	45,668,476	39,409,939
Total liabilities and stockholders' equity	$45,845,180	$39,518,396

See accompanying notes to financial statements.

HOUSE HACK, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Six Months Ended
	June 30,
	2024	2023
Rental income	$744,031	$-
Total revenues	744,031	-

Operating expenses:
Depreciation	437,363	-
Property related costs	261,589	-
Other operating expenses	1,553,384	444,871
Total operating expenses	2,252,336	444,871

Loss from operations	(1,508,305)	(444,871)

Other income (expense):
Interest income	188,710	504,845
Interest expense	(253,309)	-
Dividend income	127,806	-
Realized loss on sale of securities	(38,218)	-
Other income	-	2,220
Total other income (expense)	24,989	507,065

Provision for income taxes	-	-
Net (loss) income	(1,483,316)	62,194
Unrealized gain on available-for-sale securities	103,826	-
Net comprehensive income	$(1,379,490)	$62,194

Weighted average common shares outstanding - basic and diluted	42,720,330	24,711,715
Net income per common share - basic and diluted	$(0.035)	$0.003

See accompanying notes to financial statements.

HOUSE HACK, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

(Unaudited)

	Voting Common Stock		Non-Voting Common Stock		Additional Paid-in	Subscription Receivable,	Accumulated Other	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Capital	Related Party	Comprehensive Income	Deficit	Equity
Balances at December 31, 2022	1,000,000	$100	22,326,645	$2,233	$23,031,862	$(752,249)	$-	$(144,602)	$22,137,344
Shares issued for cash	-	-	2,770,140	277	3,038,853	-	-	-	3,039,130
Offering costs	-	-	-	-	(34,000)	-	-	-	(34,000)
Net loss	-	-	-	-	-	-	-	62,194	62,194
Balances at June 30, 2023	1,000,000	$100	25,096,785	$2,510	$26,036,715	$(752,249)	$-	$(82,408)	$25,204,668

Balances at December 31, 2023	1,000,000	$100	40,577,123	$4,058	$40,694,642	$(752,249)	$-	$(536,612)	$39,409,939
Shares issued for cash	-	-	1,224,490	122	2,448,858	-	-	-	2,448,980
Exercise of warrants	-	-	5,199,184	520	5,198,664	-	-	-	5,199,184
Repurchase of shares	-	-	(10,000)	(1)	(9,999)	-	-	-	(10,000)
Unrealized gain on available-for-sale securities	-	-	-	-	-	-	103,826	-	103,826
Offering costs	-	-	-	-	(137)	-	-	-	(137)
Net loss	-	-	-	-	-	-	-	(1,483,316)	(1,483,316)
Balances at June 30, 2024	1,000,000	$100	46,990,797	$4,699	$48,332,028	$(752,249)	$103,826	$(2,019,928)	$45,668,476

See accompanying notes to financial statements.

HOUSE HACK, INC.

STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended
	June 30,
	2024	2023
Cash flows from operating activities:
Net income (loss)	$(1,483,316)	$62,194
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	437,363	-
Amortization of investment discount	(108,074)	(167,000)
Realized loss on sale of securities	38,218	-
Changes in operating assets and liabilities:
Interest receivable	196,988	(5,224)
Due from related party	25,800	(19,988)
Accounts payable	(37,856)	(51,511)
Other current liabilities	106,103	(159,990)
Net cash used in operating activities	(824,774)	(341,519)
Cash flows from investing activities:
Purchase of investments	(13,652,318)	-
Proceeds from investments	19,739,943	(1,961,573)
Purchase of real estate	(28,979,126)	-
Escrow deposits used for purchase of real estate	1,224,800	-
Net cash used in investing activities	(21,666,700)	(1,961,573)
Cash flows from financing activities:
Proceeds from line of credit	15,300,000	-
Repayments of line of credit	(15,300,000)	-
Shares issued for cash	2,448,980	3,039,130
Repurchase of shares	(10,000)	-
Subscription receivable	460,934	-
Exercise of warrants	5,199,184	-
Offering costs	(159,278)	(10,000)
Net cash provided by financing activities	7,939,820	3,029,130
Net change in cash and cash equivalents	(14,551,654)	726,038
Cash and cash equivalents at beginning of period	15,001,359	3,089,331
Cash and cash equivalents at end of period	$449,705	$3,815,369

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-
Cash paid for interest	$253,309	$-

See accompanying notes to financial statements.

HOUSE HACK, INC.

NOTES TO THE FINANCIAL STATEMENTS

(Unaudited)

NOTE 1: NATURE OF OPERATIONS

House Hack, Inc. (the “Company”) is a corporation organized on June 22, 2022 under the laws of Wyoming. The Company has been formed to invest, directly or through potential subsidiaries, in real estate assets throughout the United States. The Company intends to focus on “wedge” properties for acquisition, although the Company may invest in multi-family, commercial, or other properties, including hotels. The Company's headquarters are in Ventura, California.

NOTE 2: GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has commenced planned principal operations, and we plan to incur significant costs in pursuit of its capital financing plans, and has generated revenues but no profits since inception. As of June 30, 2024, the Company has an accumulated deficit of $2,019,928 , cash of $449,705 and short-term investments totaling $9,904,957. The Company’s plans below are believed to alleviate substantial doubt.

Management Plans

The Company’s ability to continue as a going concern for the next twelve months following the date the financial statements were available to be issued is dependent upon its ability to utilize the proceeds from investments received to date, obtain additional capital financing sufficient to meet current and future obligations and deploy such capital to produce profitable operating results. The Company may also choose to hold assets and wait for strategic opportunities. No assurance can be given that the Company will be successful in these efforts.

As of the date of issuance of these financial statements, management expects that its cash and cash equivalents, and short-term investments will be sufficient to fund its operating expenses, and capital expenditure requirements for at least one year from the date these financial statements are issued. The Company is also due funds from the Company’s founder totaling $752,249, which are expected to be used to fund operational expenses.

NOTE 3: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP).

The Company adopted the calendar year as its basis of reporting.

Unaudited Interim Financial Information

The unaudited interim consolidated financial statements and related notes have been prepared in accordance with U.S. GAAP for interim financial information, within the rules and regulations of the United States Securities and Exchange Commission (the “SEC”). Certain information and disclosures normally included in the annual consolidated financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. The unaudited interim financial statements have been prepared on a basis consistent with the audited financial statements and in the opinion of management, reflect all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of the results for the interim periods presented and of the financial condition as of the date of the interim balance sheet. The financial data and the other information disclosed in these notes to the interim financial statements related to the six-month periods are unaudited. Unaudited interim results are not necessarily indicative of the results for the full fiscal year. These unaudited interim financial statements should be read in conjunction with the financial statements of the Company for the year ended December 31, 2023 and notes thereto that are included in the Company’s Form 1-K filed with the SEC on August 23, 2024.

HOUSE HACK, INC.

NOTES TO THE FINANCIAL STATEMENTS

(Unaudited)

Use of Estimates

The preparation of financial statement in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts of the Company’s accounts payable and other current liabilities reported in the balance sheet approximate their fair value.

Cash Equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities which were purchased with maturities of three months or less to be cash equivalents.

The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits of $250,000. As of June 30, 2024, the Company’s cash and cash equivalents were held at one accredited financial institution.

Investments

The Company has investments in U.S. treasury bills. The investments were initially classified as held-to-maturity, and were accounted for at amortized cost. In April 2024, the Company determined to no longer hold these securities to maturity, and as such the investments were reclassed as available-for-sale. The securities are accounted for at fair value, and unrealized gains (losses) on available-for-sale securities are included as other comprehensive income (loss) and realized gain (loss) on sale of securities are included in other income (expense). The investments are recognized as a Level 1 investment.

During the six months ended June 30, 2024, the Company purchased $13,652,318 in investments and received $19,739,943 in proceeds from the sales of such investments. During the six months ended June 30, 2024, the Company recognized $188,710 in interest income, consisting of earned interest based on the stated rate of the treasury bill, accrued interest and amortized discount of treasury bills held-to-maturity. As of June 30, 2024, the Company held $9,904,957 in short-term investments, consisting of U.S. treasury bills with varying maturities through December 2024.

HOUSE HACK, INC.

NOTES TO THE FINANCIAL STATEMENTS

(Unaudited)

During the six months ended June 30, 2023, the Company purchased $1,961,573, net of proceeds from the sales, of such investments.

Offering Costs

The Company complies with the requirements of Accounting Standards Codification (“ASC”) 340, Other Assets and Deferred Costs, with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs pertaining to future equity obligations are charged to interest expense upon completion of an offering. As of June 30, 2024 and December 31, 2023, the Company had capitalized $159,141 and $0, respectively, in deferred offering costs.

Organizational Costs

In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Real Estate Held for Investment

Real estate assets will be stated at the lower of depreciated cost or fair value, if deemed impaired. Major replacements and betterments are capitalized and depreciated over their estimated useful lives.

Depreciation is computed on a straight-line basis over the useful lives of the properties. We will continually evaluate the recoverability of the carrying value of our real estate assets using the methodology prescribed in ASC Topic 360, “Property, Plant and Equipment,” Factors considered by management in evaluating impairment of its existing real estate assets held for investment include significant declines in property operating profits, annually recurring property operating losses and other significant adverse changes in general market conditions that are considered permanent in nature. Under ASC Topic 360, a real estate asset held for investment is not considered impaired if the undiscounted, estimated future cash flows of an asset (both the annual estimated cash flow from future operations and the estimated cash flow from the theoretical sale of the asset) over its estimated holding period are in excess of the asset’s net book value at the balance sheet date. If any real estate asset held for investment is considered impaired, a loss is provided to reduce the carrying value of the asset to its estimated fair value.

The Company’s real estate includes the cost of the purchased property, including the building and related land. The Company allocates certain capitalized title fees and relevant acquisition expenses to the capitalized costs of the building. The Company allocates the land value of each acquired property using a pro rata allocation from the property’s county records. All capitalized property costs, except for the value attributable to the land, are depreciated using the straight-line method over the estimated useful life of 27.5 years.

Real Estate Held for Sale

We may periodically classify real estate assets as held for sale. An asset is classified as held for sale after the approval of management and after an active program to sell the asset has commenced. Upon the classification of a real estate asset as held for sale, the carrying value of the asset is reduced to the lower of its net book value or its estimated fair value, less costs to sell the asset. Subsequent to the classification of assets as held for sale, no further depreciation expense is recorded. As of June 30, 2024, there was no real estate held for sale.

Real estate assets held for sale will be stated separately on the balance sheet. Upon a decision to no longer market as an asset for sale, the asset is classified as an operating asset and depreciation expense is reinstated. A gain or loss on the sale of a property will be recorded in the statement of operations.

Revenue Recognition

The Company will recognize revenue under the guidance of ASC 606, Revenue from Contracts with Customers. Under ASC 606, the Company 1) identifies the contract with the customer 2) identifies the performance obligations in the contract 3) determines the transaction price, 4) determines if an allocation of that transaction price is required to the performance obligations in the contract, and 5) recognizes revenue when or as the companies satisfies a performance obligation.

HOUSE HACK, INC.

NOTES TO THE FINANCIAL STATEMENTS

(Unaudited)

Revenue is recognized when control of the promised goods or services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. As a practical expedient, the Company does not adjust the transaction price for the effects of a significant financing component if, at contract inception, the period between customer payment and the transfer of goods or services is expected to be one year or less.

The Company recognizes rental income evenly on a monthly basis when earned. During the six months ended June 30, 2024 and 2023, the Company recognized rental income of $744,031 and $0, respectively.

Property Related Costs

Property related costs primarily consist of property taxes, insurance, utilities, repairs and maintenance and other direct property costs. These costs are expensed as incurred.

Other Operating Expenses

Other operating expenses primarily consist of personnel expenses, professional fees, marketing, rent, general insurance, travel and other general corporate expenses. These costs are expensed as incurred.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes.  Under the liability method, deferred taxes are determined based on the temporary differences between the financial statements and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized.

The Company assesses its income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC

740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, the Company’s policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements. The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current period and for the estimated future tax effect attributable to temporary differences and carryforwards. Measurement of deferred income items is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized in the immediate future.

The Company expects to file U.S. federal and state income tax returns in which nexus is achieved.

Income (Loss) per Common Share

The Company computes net income (loss) per share of common stock voting and non-voting combined, as each class of stock has identical rights and privileges, except for voting rights (Note 5). Basic net income (loss) per share is computed using the weighted-average number of shares outstanding during the period. Diluted net income (loss) per share is computed using the weighted-average number of shares and the effect of potentially dilutive securities outstanding during the period. For periods in which the Company incurs a net loss, the effects of potentially dilutive securities would be antidilutive and would be excluded from diluted calculations. As of June 30, 2024, potentially dilutive securities consisted of outstanding common stock warrants (see Note 6).

HOUSE HACK, INC.

NOTES TO THE FINANCIAL STATEMENTS

(Unaudited)

Comprehensive Income

Comprehensive income (loss) includes net income (loss) as well as other changes in stockholders’ equity that result from transactions and economic events other than those with stockholders. During the six months ended June 20, 2024, the Company’s only element of other comprehensive income was unrealized gains on U.S. treasury bills, which are classified as available-for-sale-securities beginning in April 2024.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

NOTE 4: REAL ESTATE HELD FOR INVESTMENT

The following is a summary of real estate held for investment:

	June 30,	December 31,
	2024	2023
Buildings	$29,551,991	$4,417,693
Land	6,232,899	2,388,071
Real estate owned, at cost	35,784,890	6,805,764
Accumulated depreciation	(462,463)	(25,100)
Real estate owned, net of accumulated depreciation	$35,322,427	$6,780,664

During the six months ended June 30, 2024, the Company acquired eight properties, all of which are located in Southern California, for an aggregate purchase price of $28,631,885. The Company allocated an aggregate of $24,865,638 to buildings and the remaining $3,766,247 was allocated to land.

Depreciation expense was $437,363 and $0 for the six months ended June 30, 2024 and 2023, respectively.

As of June 30, 2024 and December 31, 2023, the Company had $0 and $1,224,800, respectively, in escrow deposits pertaining to the potential acquisition of additional properties. In 2024, the Company closed on properties for which it held escrow deposits held at December 31, 2023, and these monies were used towards the acquisitions.

HOUSE HACK, INC.

NOTES TO THE FINANCIAL STATEMENTS

(Unaudited)

NOTE 5: DEBT

Line of Credit

On January 11, 2024, the Company entered into a revolving line of credit with J.P. Morgan providing for borrowings up to $25,000,000 . Borrowings under the line of credit bear interest at the base rate plus the applicable margin which was calculated to be 1.05%. Interest is payable monthly and will be due and payable on the twenty-fifth (25th) calendar day following the end of each calendar month .. Interest is also payable on the date on which any payment of principal is made. The line of credit is secured by the securities or the other assets held as collateral. The proceeds from line of credit had been for the purpose of purchase of real estate assets.

During the six months ended June 30, 2024, the Company borrowed and made immediate repayments of $15,300,000. As of June 30, 2024, there were no amounts outstanding under the line of credit.

During the six months ended June 30, 2024, the Company paid interest of $253,309.

Subsequent to June 30, 2024, the Company drew an additional $1,130,675 and made repayments on the line of credit (see note 9).

NOTE 6 : STOCKHOLDERS’ EQUITY

Upon incorporation on June 22, 2022, the Company authorized 100 shares of preferred stock, $0.0001 par value. On August 24, 2022, the Company amended its articles of incorporation to authorize 1,000,000 voting and 200,000,000 non-voting common stock, par value $0.0001 per share.

Non-voting common stock is not entitled to any votes on any matter that is submitted to a vote of stockholders, except as required by Wyoming Law. Holders of non-voting common stock have no preemptive, subscription or other rights, and there are no redemption or sinking fund provisions applicable to non-voting common stock.

Voting common stock will be entitled to one vote for each share thereof held at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken, or any written consent of stockholders is solicited.

Regulation D Private Placement Memorandum

In September 2022, the Company commenced a Regulation D private placement memorandum (“PPM”) in which the Company offered investments in non-voting common stock at $1.00 per share. The offering was initially subject to a minimum of $25,000,000 but was later decreased to $19,500,000. Individual investments are subject to a minimum of $25,000 per investors, with increments of $5,000 thereafter.

Investors in the offering also received warrants to purchase non-voting shares in the next financing round, if any, at the price of the PPM offering, based on the timing of the investment using a sliding scale. The sliding scale started at 55% warrant coverage for investments made by September 30, 2022 and decreased to 0% through March 31, 2023. Investors who purchased courses from our founders’ related entities qualify for an additional 10% coverage. These warrants are exercisable into non-voting Common Stock in the next financing, if any, at the offering price ($1.00) of the PPM. In addition, warrants are not exercisable until the lesser of 25% or $25,000,000 of proceeds from the PPM are deployed for properties and renovations, less expenses. The warrants expire on the first business day 60 calendar days after the Company issues a call for warrant redemption.

HOUSE HACK, INC.

NOTES TO THE FINANCIAL STATEMENTS

(Unaudited)

During six months ended June 30, 2024, the Company issued an additional 1,224,490 shares of non-voting common stock for gross proceeds of $2,448,980 through the PPM. The Company incurred $137 in offering costs associated with this raise.

During the six months ended June 30, 2024, the Company issued 5,199,184 shares of non-voting common stock for gross proceeds of $5,199,184 upon the exercise of warrants by the holders. The warrants were exercised at a price of $1.00 per share.

As of June 30, 2024 and December 31, 2023, the Company had 0 and 14,557,662 warrants to purchase non-voting common stock outstanding as per the PPM above, respectively. The warrants have an exercise price of $1.00 per share and are exercisable into shares of non-voting common stock in the next financing round. The warrants were cancelled in April 2024.

Regulation A Offering

In November 2023, the Company initiated a Regulation A offering at $1.00 per share. In 2023, the Company issued 15,211,338 shares of non-voting common stock pursuant to the offering for gross proceeds of $15,211,338. As of December 31, 2023, the Company had a subscription receivable of $460,934 in connection with the offering, which was received in 2024.

During the six months ended June 30, 2024, the Company repurchased 10,000 shares for $10,000.

As of June 30, 2024 and December 31, 2023, the Company had $6,712 and $31,887 in proceeds, which were returned to investors who did not satisfy obligations to qualify for the Regulation A offering. These amounts are included as other current liabilities in the balance sheets.

NOTE 7 : RELATED PARTY TRANSACTIONS

In August 2022, the Company was to issue 100,000 shares of voting common stock to its founder for $100,000 of consideration. This was subsequently increased to 1,000,000 shares of voting common stock for which the Company entered into a promissory note agreement with its founder for $1,000,000. The original note did not bear interest and matured on September 30, 2023. The note is secured by 1,000,000 shares of voting common stock. In January 2023, the note was modified to provide for recourse on the note, secured by both the stock and the founders personal assets. The note also was adjusted to bear interest at 4.55%, per annum. The maturity date was not modified. Although the note contains recourse actions, because the founder has 100% voting control of the entity, any recourse can be eliminated unilaterally.

HOUSE HACK, INC.

NOTES TO THE FINANCIAL STATEMENTS

(Unaudited)

As of June 30, 2024 and December 31, 2023, the balance of the note receivable was $752,249, which is included as a contra equity balance on the balance sheets.

As of June 30, 2024 and December 31, 2023, there was $7,431 and $33,231, respectively, in amounts due from the founder.

In July 2023, the Company entered into a lease agreement with the founder for office space for monthly base rent of $6,000. The lease is month-to-month.

NOTE 8 : COMMITMENTS AND CONTIGENCIES

Contingencies

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition or results of operations.

Ligation Matters

In 2024, the Company had an earnest money dispute for a contested property purchase in Texas. The plaintiff (seller) alleges House Hack, Inc. breached the contract when it failed to deposit the earnest money, and is seeking $1,000,000. House Hack, Inc. denies the allegations and alleges fraud, breach of contract, and defamation against the seller. House Hack, Inc. maintains that seller’s disclosures were fraudulent and that it relied on those disclosures to its detriment when deciding to enter into the purchase agreement. Therefore, House Hack, Inc. asserts that it was relieved of any and all duties under the contract, including the earnest money deposit. The Company intends to continue to defend itself vigorously against this complaint. This matter is in the early stages and the ultimate decision is not yet determinable.

NOTE 9 : SUBSEQUENT EVENTS

In August 2024, the Company drew an additional $1,130,675 and made repayments on the line of credit. on the same terms as disclosed in Note 5.

Management’s Evaluation

Management has evaluated subsequent events through November 25, 2024, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these financial statements.

ITEM 4. EXHIBITS

EXHIBITS

None.

PART III—EXHIBITS

EXHIBIT INDEX

Exhibit Number	Exhibit Description
1	Broker-Dealer Agreement with Texture Capital, Inc. dated January 24, 2025
2.1	Articles of Incorporation of House Hack, Inc.*
2.2	Amendment to the Articles of Incorporation*
2.3	Bylaws of House Hack, Inc.*
3.1	Form of Series B Convertible Bond Agreement
4.1	Form of Subscription Agreement
6.1	Agreement with Snarpezel.com, Inc. dated as of June 2, 2022*
6.2	Amended Agreement with Snarpezel.com dated as of July 4, 2023*
6.3	Kevin Paffrath Promissory Note, dated January 12, 2023*
11.1	Consent of dbbmckennon
12.1	Opinion of Red Rock Securities Law

* Previously filed.

SIGNATURES

Pursuant to the requirements of Regulation A, the Issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A/A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ventura, California, on February 19, 2025.

ISSUER COMPANY LEGAL NAME AND ADDRESS:

House Hack, Inc.

8164 Platinum Street

Ventura, CA 93004

/s/ Kevin Paffrath
Name: Kevin Paffrath
Title: Chief Executive Officer
Date: February 19, 2025
Location signed: Ventura, CA

This Offering Statement has been signed by the following principals in the capacities and on the dates indicated:

/s/ Kevin Paffrath
Name: Kevin Paffrath
Title: Chief Executive Officer and Director
Date: February 19, 2025
Location signed: Ventura, CA

/s/ Kenneth Traynham
Name: Kenneth Traynham
Title: Treasurer
Date: February 19, 2025
Location signed: Ventura, CA

/s/ Ross Gerber
Name: Ross Gerber
Title: Director
Date: February 19, 2025
Location signed: Los Angeles, CA

/s/ William Stewart
Name: William Stewart
Title: Director
Date: February 19, 2025
Location signed: Ventura, CA